                        U.S. Offer to Purchase for Cash
                  All Outstanding Shares of Common Stock and
                          American Depositary Shares
                                      of
                            LABORATORIO CHILE S.A.
  (other than those beneficially owned by IVAX Corporation or its affiliates)
                                      at
                    $1.25 Net per Share of Common Stock and
                   $25.00 Net per American Depositary Share
    (each American Depositary Share representing 20 Shares of Common Stock)
                                      by
                              IVAX HOLDINGS C.I.
                         a wholly-owned subsidiary of
                               IVAX CORPORATION

--------------------------------------------------------------------------------
THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:30 P.M., NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 29, 2001, UNLESS THE U.S. OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     IVAX Corporation, a Florida corporation ("IVAX"), through simultaneous offers in the United States and Chile, is seeking to acquire for cash all of the outstanding shares of common stock, no par value (the "Shares"), of Laboratorio Chile S.A. (the "Company"), including shares represented by American Depositary Shares (the "ADSs") other than those beneficially owned by IVAX or its affiliates. As of the date of this U.S. Offer to Purchase, of the 316,000,000 Shares outstanding, 1,174,461 Shares (including Shares represented by ADSs) are not beneficially owned by IVAX or its affiliates. In the United States, IVAX Holdings C.I., a Cayman Islands company (the "Purchaser"), which is a wholly-owned subsidiary of IVAX, is seeking to acquire all outstanding Shares held by U.S. holders (as defined in Rule 14d-1(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and all the outstanding ADSs, not beneficially owned by IVAX or its affiliates (the "U.S. Offer"). In Chile, Inversiones Glaciar I Limitada ("Inversiones Glaciar"), a wholly-owned subsidiary of IVAX, is seeking to acquire all outstanding Shares not beneficially owned by IVAX or its affiliates, including Shares held by U.S. holders (the "Chilean Offer" and together with the U.S. Offer, the "Offers"). Non-U.S. holders of Shares must tender their shares into the Chilean Offer.
U.S. holders of Shares may tender their Shares into either the U.S. Offer or the Chilean Offer, but not into both Offers. The Chilean Offer will be made on substantially the same terms as the U.S. Offer. In the event that the price per Share to be paid in the Chilean Offer is increased, the Purchaser will make a corresponding increase to the price paid per Share and ADSs in the U.S. Offer.

     On May 31, 2001, IVAX, through the Purchaser and Inversiones Glaciar, commenced a tender offer (the "Initial Tender Offer") for all outstanding Shares and ADSs. IVAX acquired an aggregate of 314,795,539, or 99.6%, of the Shares (including Shares represented by ADSs) in the Initial Tender Offer. As a result, Chilean law requires IVAX to commence the Offers for the remaining Shares not acquired by IVAX in the Initial Tender Offer (the "Remaining Shares") (including Shares represented by ADSs not acquired by IVAX in the Initial Tender Offer (the "Remaining ADSs")).

     Each member of the Company's Board of Directors, a majority of which IVAX appointed, has reviewed the Offers and has determined, in his or her individual capacity, that the Offers are favorable to the Company's shareholders. The Board members' statements of their positions with respect to the Offers have been mailed to the U.S. holders of Remaining Shares and the holders of Remaining ADSs (the "Remaining Shareholders") simultaneously with this U.S. Offer to Purchase.

     To assist you in connection with the U.S. Offer, please contact D.F. King & Co., Inc. ("D.F. King" or the "Information Agent"), at the address and telephone numbers set forth on the back cover of this U.S. Offer to Purchase. Additional copies of this U.S. Offer to Purchase, Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery also may be obtained from the Information Agent, brokers, dealers, commercial banks or trust companies.

     None of the United States Securities and Exchange Commission (the "Commission"), the state securities commissions, the Superintendencia de Valores y Seguros (the "Chilean Securities Commission" or "SVS"), or the securities regulatory authority of any other jurisdiction has passed upon the fairness or merits of the transaction nor upon the accuracy or adequacy of the information contained in this U.S. Offer to Purchase. Any representation to the contrary is unlawful.

July 31, 2001

                             IMPORTANT INFORMATION

     Tenders by Holders of Remaining Shares. Any U.S. holder of Remaining Shares of the Company desiring to tender all or any portion of the Remaining Shares owned by such holder in the U.S. Offer should either (a) complete and sign the Form of Acceptance (or a copy thereof) in accordance with the instructions in the Form of Acceptance and mail or deliver it together with the Titulo(s) (certificate(s) of title) and a certificate from the share department of the Company or the Deposito Central de Valores (""DCV''), as the case may be, evidencing rights to such tendered Remaining Shares free and clear of liens, pledges and encumbrances and all other required documents to The Bank of New York, as receiving agent in the U.S. Offer (the "Receiving Agent"), or tender such Remaining Shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (b) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A holder of Remaining Shares having Remaining Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such Remaining Shares.

     Tenders by Holders of Remaining ADSs. Any holder of Remaining ADSs desiring to tender all or any portion of the Remaining ADSs owned by such holder should either (a) complete and sign the ADS Letter of Transmittal or a copy thereof in accordance with the instructions contained in the ADS Letter of Transmittal and mail or deliver the ADS Letter of Transmittal together with the American Depositary Receipts (the "ADRs") evidencing tendered Remaining ADSs and all other required documents to the Receiving Agent or tender such Remaining ADSs pursuant to the procedures for book-entry transfer set forth in Section 4, or (b) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A holder having Remaining ADSs registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such Remaining ADSs. Any holder of Remaining ADSs who desires to tender Remaining ADSs and whose ADRs evidencing such Remaining ADSs are not immediately available and cannot deliver such ADRs and all other required documents to the Receiving Agent by the expiration of the U.S. Offer or who cannot comply with the procedures for book-entry transfer on a timely basis must tender such Remaining ADSs pursuant to the guaranteed delivery procedure set forth in
Section 4.

     Settlement of U.S. Offer Price. The purchase price for the Remaining ADSs accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars. The purchase price for the Remaining Shares accepted for payment pursuant to the U.S. Offer will be paid in Chilean pesos, calculated at Ch$629.00 per US$1.00, the "dolar observado" or "Observed Exchange Rate" used to calculate the purchase price for the Shares purchased in the Initial Tender Offer. Based on such exchange rate, the Chilean peso equivalent of the U.S Offer price of $1.25 per Remaining Share is Ch$786.25. The "dolar observado" or "Observed Exchange Rate" for any date is the average exchange rate at which commercial banks conducted authorized transactions for such date in Chile as determined by the Central Bank of Chile and published in the Official Gazette of Chile on the subsequent business day. All tendering holders will bear exchange rate risks and costs if they wish to convert the currency received into another currency. In addition, the right of a holder of Remaining Shares to convert Chilean pesos received upon the sale of its Remaining Shares pursuant to the U.S. Offer into another currency and to expatriate these proceeds to a country other than Chile may be affected by the terms of the foreign investment contract pursuant to which such holder acquired its Remaining Shares. See Section 2.

     All references to "U.S. dollars," "$" and "US$" are to the United States dollar and all references to "Chilean pesos," "pesos," and "Ch$" shall mean the currency which is presently legal tender in the Republic of Chile.

                               TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----
SUMMARY TERM SHEET.........................................................................     1

INTRODUCTION...............................................................................     5

RELIEF GRANTED BY THE COMMISSION...........................................................     6

THE U.S. OFFER.............................................................................     7
    1.   Terms of the U.S. Offer; Expiration Date..........................................     7
    2.   Acceptance for Payment............................................................     7
    3.   Procedure for Accepting the U.S. Offer -- Holders of Remaining Shares.............     8
    4.   Procedure for Accepting the U.S. Offer -- Holders of Remaining ADSs...............    11
    5.   Withdrawal Rights.................................................................    13
    6.   Certain Tax Considerations........................................................    13
    7.   Price Range of Shares and ADSs; Dividends.........................................    15
    8.   Certain Information Concerning the Company........................................    17
    9.   Certain Information Concerning the Purchaser and IVAX.............................    19
    10   Source and Amount of Funds........................................................    22
    11.  Background of the Offers; Past Contacts, Transactions or Negotiations with the
         Company...........................................................................    22
    12.  Purpose of the Offers; Plans for the Company; Other Agreements....................    23
    13.  Effect of the Offers on the Market for the Remaining Shares and Remaining ADSs;
         Registration of Remaining Shares under the Exchange Act; Margin Regulations.......    23
    14.  Extension of Tender Period; Termination; Amendment................................    24
    15.  Certain Conditions of the U.S. Offer..............................................    25
    16.  Certain Legal Matters; Regulatory Approvals.......................................    25
    17.  Fees and Expenses.................................................................    27
    18.  Miscellaneous.....................................................................    27

SCHEDULE I INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF IVAX AND PURCHASER...  SI-1

SCHEDULE II TRANSACTIONS CONCERNING ADSs AND SHARES........................................ SII-1

ANNEX I....................................................................................   A-1

                               SUMMARY TERM SHEET

   Purchaser is offering to purchase all of the outstanding Remaining Shares held by U.S. holders for $1.25 per Share net in cash and all of the outstanding Remaining ADSs for $25.00 per ADS net in cash, without any interest. The following are some of the questions you, as a holder of Remaining ADSs or as a U.S. holder of Remaining Shares, may have and answers to those questions.

   The Purchaser urges you to read carefully the remainder of this U.S. Offer to Purchase, Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this U.S. Offer to Purchase and in the Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery.

Who is offering to buy my securities?

The Purchaser is IVAX Holdings C.I., a Cayman Islands company, formed for the purpose of acquiring all outstanding Shares held by U.S. holders and all outstanding ADSs in the Initial Tender Offer. The Purchaser is a wholly-owned subsidiary of IVAX.

What are the classes and amounts of securities sought in the Offers?

The Purchaser is seeking to purchase all of the outstanding Shares held by U.S. holders (including Shares represented by ADSs) and all outstanding ADSs not
beneficially owned by IVAX or its affiliates.    IVAX and its affiliates
beneficially own 314,825,539, or 99.6%, of the outstanding Shares (including Shares represented by ADSs). Therefore, the Purchaser is seeking to purchase the 1,174,461 Remaining Shares (including Shares represented by Remaining ADSs).

Why is the Purchaser offering to purchase my Shares and/or ADSs?

Because IVAX acquired more than 662/3% of the outstanding Shares in the Initial Tender Offer, Chilean law requires IVAX to commence this subsequent tender offer for the Remaining Shares (including Shares represented by the Remaining ADSs).

How much is the Purchaser offering to pay, what is the form of payment and will I have to pay any fees or commissions?

The Purchaser is offering to pay $1.25 per Share and $25.00 per ADS net to you, in cash, without any interest (such price or any higher price paid pursuant to the Offers, the "Offer Price").

The purchase price for the Remaining ADSs will be paid in U.S. dollars. The purchase price for the Remaining Shares will be paid in Chilean Pesos, calculated at Ch$629.00 per US$1.00, the Observed Exchange Rate used to calculate the purchase price paid in the Initial Tender Offer. Based on such exchange rate, the Chilean peso equivalent of the U.S Offer price of $1.25 per Remaining Share is Ch$786.25.

If you are the record owner of Remaining Shares or Remaining ADSs and you tender your Remaining Shares or Remaining ADSs to the Purchaser in the U.S. Offer, you will not have to pay brokerage fees or similar expenses. If you own your Remaining Shares or Remaining ADSs through a broker or other nominee, and your broker tenders your Remaining Shares or Remaining ADSs on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Does the Purchaser have the financial resources to make payment?

IVAX and/or its affiliates will provide the Purchaser with approximately $1.5 million which will be used to purchase all the Remaining Shares and Remaining ADSs validly tendered and not withdrawn in the Offers. The Offers are not conditioned upon any financing arrangements. IVAX and/or its affiliates currently intend to provide the necessary funds through cash on hand. As of July 15, 2001, IVAX had approximately $520.2 million in cash and cash equivalents.

Is the Purchaser's financial condition relevant to my decision to tender in the U.S. Offer?

The Purchaser does not believe that its financial condition is relevant to your decision whether to tender Remaining Shares or Remaining ADSs and accept the U.S. Offer because:

 .  only cash consideration is being offered;

 . the Offers are not subject to any financing condition; and

 . the Offers are being made for all the outstanding Remaining Shares and Remaining ADSs.

Why is there a separate Chilean offer?

U.S. and Chilean laws and practice relating to tender offers are different and inconsistent in several ways. The Purchaser is making the U.S. Offer in compliance with U.S. law and the Chilean Offer in compliance with Chilean law. However, the Purchaser is offering the same price per Share in the U.S. Offer and the Chilean Offer and neither Offer is subject to any conditions.

Who can participate in the U.S. Offer?

Holders of Remaining ADSs must tender their Remaining ADSs in the U.S. Offer. U.S. holders of Remaining Shares may tender their Remaining Shares into either the U.S. Offer or the Chilean Offer, but cannot tender their Remaining Shares into both the U.S. Offer and the Chilean Offer. A U.S. holder means any security holder resident in the United States.

Who can participate in the Chilean Offer?

Non-U.S. holders must tender their Remaining Shares into the Chilean Offer. U.S. holders may tender their Remaining Shares into either the Chilean Offer or the U.S. Offer, but cannot tender their Remaining Shares into both the U.S. Offer and the Chilean Offer.

What is the difference between the Chilean Offer and the U.S. Offer?

Although the terms and conditions of the U.S. Offer and the Chilean Offer are substantially similar, because of differences in law and market practice between the United States and Chile, the rights of tendering Shareholders pursuant to the U.S. Offer and the Chilean Offer are not identical. The most significant difference is that Chilean law only permits a tender offer to be extended one time for a period of five to fifteen calendar days. Thus, the maximum time period that a Chilean tender offer can remain open is 45 calendar days. Under certain circumstances (such as a change in the price offered per Share or other material change in the terms of the U.S. Offer), U.S. tender offer regulations may require an extension of the Expiration Date (as defined herein) of the U.S. Offer to a date later than such 45th day. While the Purchaser presently intends to make the offer periods for the U.S. Offer and the Chilean Offer the same, it is possible that, due to requirements of applicable law or market practice, holders of Remaining Shares tendering in the Chilean Offer will be paid either before or after holders tendering in the U.S. Offer, although the price paid per Share will be the same in both Offers.

How long do I have to decide whether to tender in the U.S. Offer?

You will have until 5:30 p.m., New York City time, on Wednesday, August 29, 2001, to tender your Remaining Shares and/or Remaining ADSs in the U.S. Offer, unless the U.S. Offer is extended. Further, if you own Remaining ADSs and cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this U.S. Offer to Purchase. See Sections 1 and 4.

Can the U.S. Offer be extended and under what circumstances?

The Purchaser expressly reserves the right, in its sole discretion but subject to applicable law, to extend the period of time during which the U.S. Offer remains open.

The Purchaser may also elect to provide a "subsequent offering period" for the U.S. Offer. A subsequent offering period, if one is included, will be an additional period of time beginning after the Purchaser has purchased Remaining Shares tendered during the U.S. Offer, during which Remaining Shareholders may tender, but not withdraw, their Remaining Shares and Remaining ADSs and receive the offer consideration. The Purchaser does not currently intend to include a subsequent offering period, although it reserves the right to do so. See
Section 1.

How will I be notified if the U.S. Offer is extended?

If the Purchaser extends the U.S. Offer, it will inform the Receiving Agent and the Information Agent of that fact, and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the U.S. Offer was scheduled to expire. See Section 1.

Are there any conditions to the U.S. Offer?

The U.S. Offer is an unconditional offer to purchase your Remaining Shares and/or Remaining ADSs. The Purchaser reserves the right to amend the U.S. Offer in accordance with Section 14 to impose one or more conditions to the U.S. Offer.

What are the conditions to the Chilean Offer?

The Chilean Offer is not subject to any conditions.

How do I tender my Remaining Shares and Remaining ADSs in the U.S. Offer?

To tender your Remaining Shares in the U.S. Offer, prior to 5:30 p.m., New York City time, on Wednesday, August 29, 2001, unless the U.S. Offer is extended:

 . you must deliver the Titulos representing your Remaining Shares, together with a completed Form of Acceptance and all documents identified in the Form of Acceptance, to the Receiving Agent at the address appearing on the back cover page of this U.S. Offer to Purchase. If your Remaining Shares are held in "street name," the Remaining Shares can be tendered by your nominee through The Depository Trust Company; or

 . the Receiving Agent must receive a confirmation of receipt of your Shares by book-entry transfer and a properly completed and duly executed Form of Acceptance together with all required documents.

To tender your Remaining ADSs in the U.S. Offer, prior to 5:30 p.m., New York City time, on Wednesday, August 29, 2001, unless the U.S. Offer is extended:

 . you must deliver your ADRs representing Remaining ADSs and a properly completed and duly executed ADS Letter of Transmittal to the Receiving Agent at the address appearing on the back cover page of this U.S. Offer to Purchase. If your Remaining ADSs are held in "street name," the Remaining ADSs can be tendered by your nominee through The Depository Trust Company;

 . the Receiving Agent must receive a confirmation of receipt of your Remaining
  ADSs by book-entry transfer; or

 . if you cannot get any document or instrument that is required to be delivered to the Receiving Agent by the expiration of the U.S. Offer, you may get extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing item will be received by the Receiving Agent within three New York Stock Exchange ("NYSE") trading days. For the tender to be valid, however, the Receiving Agent must receive the missing items within that three trading day period. See Section 4.

Until what time can I withdraw previously tendered Remaining Shares?

You can withdraw Remaining Shares or Remaining ADSs from the U.S. Offer at any time until the U.S. Offer has expired and, if the Purchaser has not agreed by September 28, 2001 to accept your Remaining Shares or Remaining ADSs for payment, you can withdraw them at any time after such time until the Purchaser accepts your Remaining Shares or Remaining ADSs for payment. This right to withdraw will not apply to any subsequent offering period. See Sections 1 and 5.

How do I withdraw previously tendered Remaining Shares?

To withdraw Remaining Shares or Remaining ADSs, you must deliver a written or facsimile notice of withdrawal with the required information to the Receiving Agent while you still have the right to withdraw the Remaining Shares or Remaining ADSs. See Section 5.

Does the Company support the U.S. Offer?

Each member of the Company's Board of Directors, a majority of which IVAX appointed, has reviewed the Offers and has determined, in his or her individual capacity, that the Offers are favorable to the Company's shareholders. The Board members' statements of their position with respect to the Offers have been mailed to the U.S. holders of Remaining Shares and the holders of Remaining ADSs simultaneously with this U.S. Offer to Purchase.

What will happen to any Shares or ADSs remaining after the Offers?

The Purchaser is seeking 100% of the Remaining Shares, including Shares represented by Remaining ADSs, in the Offers. However, there may be

Remaining Shares that remain outstanding following completion of the Offers. The Purchaser does not have any present plans to effect a merger of the Company following the completion of the Offers.

Will the Company continue as a public company?

Subject to applicable laws and rules of the Chilean authorities and the stock exchanges, the Purchaser intends to cause the Company to delist the Shares from the Chilean stock exchanges and has caused the Company to cease being subject to the reporting requirements applicable to publicly traded companies in Chile. As a result of the consummation of the Initial Tender Offer, the ADSs have ceased being traded on the NYSE and the NYSE has commenced proceedings to delist the ADSs. In addition, on July 12, 2001, the Company filed the necessary documentation with the Commission to terminate the registration of the ADSs and Shares and to suspend its obligation to file periodic reports with the Commission. As a result, the Company no longer files periodic reports with the Commission and, effective October 10, 2001, the ADSs and Shares will no longer be registered under the Exchange Act.

If I decide not to tender, how will the U.S. Offer affect my Remaining Shares and Remaining ADSs?

The purchase of Shares and ADSs in the Initial Tender Offer has substantially reduced, and the purchase of Remaining Shares and Remaining ADSs in the Offers will continue to reduce, the number of Remaining Shareholders.

At IVAX' request, the Company's Board of Directors called a meeting of its shareholders to approve the Company's ceasing to be subject to the requirements applicable to public companies in Chile. The shareholders meeting was held on July 30, 2001. Chilean law requires that two-thirds of the Company's shareholders vote in favor of the Company ceasing to be a public company. All of the Shares beneficially owned by IVAX or its affiliates were voted in favor of the Company ceasing to be a public company. As a result, the Company has ceased to be a public company in Chile, and the Company will request that the Shares cease to be listed on the Chilean stock exchanges, which will adversely affect the market value and liquidity of the Shares.

In addition, upon consummation of the Offers and due to the delisting of the ADSs from the NYSE, the further reduction of the number of Shares and ADSs which are still in the hands of the public may be so small that there will no longer be an active trading market (or, possibly, there may not be any trading market) for the Shares or the ADSs. See the "Introduction" and Section 13.

What is the market value of my Shares and ADSs as of a recent date?

Between January 1, 2001 and March 31, 2001, the closing price of Shares ranged between Ch$520.00 and Ch$585.00 per Share. On June 26, 2001, the last day on which the Shares were traded, the closing price of the Shares on the Santiago Stock Exchange was Ch$770.00.

Between January 1, 2001 and March 31, 2001, the closing price of ADSs ranged between $18.00 and $21.00 per ADS. As a result of the Initial Tender Offer, the ADSs have ceased being traded on the NYSE. On June 29, 2001, the last full day of trading of the ADSs, the reported closing sales price of the ADSs on the NYSE was US$24.95 per ADS.

Who can I talk to if I have questions about the U.S. Offer?

You can call D.F. King & Co., Inc., the Information Agent, toll free at (800) 758-5880.

To the U.S. Holders of Shares of Common Stock and
All Holders of American Depositary Shares of the Company:

                                  INTRODUCTION

     IVAX Holdings C.I., a Cayman Islands company and a wholly-owned subsidiary of IVAX, hereby offers to purchase from all holders of ADSs and all U.S. holders of Shares, other than IVAX or its affiliates, all outstanding Shares and ADSs held by such persons at a price equal to $1.25 per Share and $25.00 per ADS, net to the seller in cash and without interest thereon, in each case upon the terms set forth in this U.S. Offer to Purchase and in the related Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery.

     Concurrent with the U.S. Offer, Inversiones Glaciar is offering to purchase from all holders of Shares, other than IVAX or its affiliates, including U.S. holders of Shares, all outstanding Shares held by such persons at a price per Share equal to $1.25.

     On May 31, 2001, IVAX, through the Purchaser and Inversiones Glaciar, commenced a tender offer for all outstanding Shares and ADSs of the Company. The Initial Tender Offer expired on June 29, 2001. Of the 316,000,000 Shares outstanding prior to the consummation of the Initial Tender Offer, 314,795,539 Shares, or 99.6%, were acquired by the Purchaser or Inversiones Glaciar in the Initial Tender Offer. As a result, Chilean law requires that IVAX commence the Offers for all Remaining Shares (including Shares represented by Remaining
ADSs). The purpose of the Offers is to comply with Chilean law and to enable IVAX to acquire the remaining .4% equity interest in the Company not beneficially owned by IVAX or its affiliates.

     The purchase price for the Remaining ADSs will be paid in U.S. dollars. The purchase price for the Remaining Shares will be paid in Chilean Pesos, calculated at Ch$629.00 per US$1.00, the Observed Exchange Rate used to calculate the purchase price paid in the Initial Tender Offer. Based on such exchange rate, the Chilean peso equivalent of the U.S Offer price of $1.25 per Remaining Share is Ch$786.25.

     In the event that the price per Share to be paid in the Chilean Offer is increased, the Purchaser will make a corresponding increase to the price paid per Share and ADS in the U.S. Offer.

     The Offers are currently scheduled to expire at 5:30 p.m., New York City time, on Wednesday, August 29, 2001.

     Tendering holders of Remaining Shares whose Remaining Shares are registered in their own name and who tender directly to the Receiving Agent will not be obligated to pay brokerage fees, commissions or stock transfer taxes on the sale of their Remaining Shares pursuant to the U.S. Offer. Tendering holders of Remaining ADSs who have Remaining ADSs registered in their own name and who tender directly to the Receiving Agent will not be obligated to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the ADS Letter of Transmittal, transfer taxes on the sale of their Remaining ADSs pursuant to the U.S. Offer. Tendering holders of Remaining Shares and tendering holders of Remaining ADSs who own Remaining Shares and/or Remaining ADSs through a broker or other nominee, and such broker or nominee tenders their Remaining Shares and/or Remaining ADSs on their behalf, may have to pay a fee to such broker or nominee. The Purchaser and IVAX will pay all charges and expenses of the Receiving Agent and the Information Agent incurred in connection with the U.S. Offer. See Section 17.

     This U.S. Offer to Purchase and the related Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery contain important information and should be read carefully in their entirety before any decision is made with respect to the U.S. Offer.

                        RELIEF GRANTED BY THE COMMISSION

     In order to facilitate the making of the U.S. Offer, the Commission has orally granted the Purchaser and its subsidiaries and IVAX and its subsidiaries, certain exemptive relief from the provisions of Rule 14d-10 under the Exchange Act (the "14d-10 Exemption") and Rule 14e-5 under the Exchange Act (the "14e-5 Exemption").

     Rule 14d-10(a)(1) under the Exchange Act provides that no person shall make a tender offer unless the offer is open to all security holders of the class of securities subject to the tender offer. Accordingly, in the absence of exemptive relief, the application of Rule 14d-10(a)(1) would prohibit the dual structure of the Offers. The 14d-10 exemption permits the U.S. Offer to be open only to U.S. holders of Remaining Shares and holders of Remaining ADSs.

     Rule 14e-5 prohibits a person making a cash tender offer for an equity security registered under Section 12 of the Exchange Act from, directly or indirectly, purchasing or making any arrangement to purchase such equity security or any security convertible into, or exchangeable for, such equity security, otherwise than pursuant to the tender offer, from the time the offer is publicly announced until its expiration. Accordingly, in the absence of the exemptive relief, the application of Rule 14e-5 would prohibit the Purchaser and its affiliates from purchasing Remaining Shares pursuant to the Chilean Offer. The 14e-5 Exemption permits the purchase of Remaining Shares by the Purchaser and its affiliates pursuant to the Chilean Offer during (but outside) the U.S. Offer and the entering, by such persons, into such arrangements and agreements and the taking by such persons of such other steps, as may be necessary or advisable under Chilean law to effect the Chilean Offer.

     The Commission has indicated that it will confirm in writing the exemptive relief described above.

                                 THE U.S. OFFER

     1.  Terms of the U.S. Offer; Expiration Date.

     Upon the terms set forth in the U.S. Offer, the Purchaser will accept for payment and pay for all Remaining Shares and Remaining ADSs that are validly tendered by the Expiration Date and not withdrawn as provided in Section 5. The term "Expiration Date" shall mean 5:30 p.m., New York City time, on Wednesday, August 29, 2001, unless the Purchaser shall have extended the period of time in which the U.S. Offer will remain open, in which event the term "Expiration Date" shall mean the latest time and date on which the U.S. Offer, as so extended by the Purchaser, shall expire. For a description of the Purchaser's right to extend the period of time during which the U.S. Offer is open and to amend, delay or terminate the U.S. Offer, see Sections 14 and 15.

     The U.S. Offer is unconditional. The Purchaser reserves the right to amend the U.S. Offer in accordance with Section 14 to impose one or more conditions on the U.S. Offer.

     This U.S. Offer to Purchase and the related Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery will be mailed to record holders of Remaining ADSs and holders of Remaining Shares who are U.S. holders and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Remaining ADSs and beneficial owners of Remaining Shares who are U.S. holders.

     2.  Acceptance for Payment.

     Upon the terms of the U.S. Offer, the Purchaser will accept for payment the Remaining Shares and Remaining ADSs validly tendered by the Expiration Date and not withdrawn, and promptly after the Expiration Date pay for such Remaining Shares and Remaining ADSs. In addition, the Purchaser reserves the right, in its sole discretion and subject to applicable law, to delay the acceptance for payment or the payment for Remaining Shares and Remaining ADSs in order to comply in whole or in part with any applicable law. For a description of the Purchaser's right to terminate the U.S. Offer and not accept for payment or pay for Remaining Shares and/or Remaining ADSs or to delay the acceptance for payment or the payment for Remaining Shares and Remaining ADSs, see Section 14.

     For purposes of the U.S. Offer, the Purchaser shall be deemed to have accepted for payment tendered Remaining Shares and Remaining ADSs when and if the Purchaser gives oral or written notice to the Receiving Agent of its acceptance of the tenders of such Remaining Shares and Remaining ADSs. Payment for Remaining Shares and Remaining ADSs accepted for payment pursuant to the U.S. Offer will be made by deposit of the purchase price with the respective Receiving Agent which will act as agent for the tendering Remaining Shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering Remaining Shareholders. In all cases, payment for Remaining Shares and Remaining ADSs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the Receiving Agent of Titulo(s) or a certificate from the DCV for such Remaining Shares and by the Receiving Agent of ADRs for such Remaining ADSs (or of a confirmation of a book-entry transfer of such Remaining Shares and Remaining ADSs, into the respective Receiving Agent's account at the Book-Entry Transfer Facility (as defined in
Section 4)), a properly completed and duly executed Form of Acceptance (in the case of Remaining Shares) or ADS Letter of Transmittal (in the case of Remaining
ADSs) (or facsimiles thereof) and all other required documents. Accordingly, payment may be made to tendering Remaining Shareholders at different times if delivery of the Remaining Shares and Remaining ADSs and other required documents occur at different times. For a description of the procedure for tendering Remaining Shares and Remaining ADSs pursuant to the U.S. Offer, see Sections 3 and 4. Under no circumstances will interest be paid by the Purchaser on the purchase price paid for Remaining Shares and Remaining ADSs pursuant to the U.S. Offer regardless of any delay in making such payments.

     If the Purchaser increases the purchase price to be paid for Remaining Shares and Remaining ADSs pursuant to the Chilean Offer, the Purchaser will pay such increased consideration for all Remaining Shares and Remaining ADSs purchased pursuant to the U.S. Offer.

     The purchase price for the Remaining ADSs will be paid in U.S. dollars.
The purchase price for the Remaining Shares will be paid in Chilean Pesos, calculated at Ch$629.00 per US$1.00, the Observed Exchange Rate used to calculate the purchase price paid in the Initial Tender Offer. Based on such exchange rate, the Chilean peso equivalent of the U.S Offer price of $1.25 per Remaining Share is Ch$786.25. All tendering holders will bear exchange rate risks and costs if they wish to convert the currency received into another currency. In addition, the right of a holder of Remaining Shares to convert Chilean pesos received upon the sale of its Remaining Shares pursuant to the U.S. Offer into another currency and to expatriate these proceeds to a country other than Chile may be affected by the terms of the foreign investment contract pursuant to which such holder acquired its Remaining Shares.

     The Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates the right to purchase Remaining Shares and Remaining ADSs tendered pursuant to the U.S. Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the U.S. Offer or prejudice the rights of tendering Remaining Shareholders to receive payment for Remaining Shares and Remaining ADSs validly tendered and accepted for payment.

     If any tendered Remaining Shares and Remaining ADSs are not purchased pursuant to the U.S. Offer for any reason, or if certificates are submitted for more Remaining Shares and Remaining ADSs than are tendered, certificates for such unpurchased or untendered Remaining Shares and Remaining ADSs will be returned (or, in the case of Remaining Shares and Remaining ADSs tendered by book-entry transfer, such Remaining Shares and Remaining ADSs will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering Shareholder, as promptly as practicable following the expiration or termination of the U.S. Offer.

     3.  Procedure for Accepting the U.S. Offer -- Holders of Remaining Shares.

     Any U.S. holders who hold Remaining Shares and who desire to accept the U.S. Offer in respect of all or any portion of such holder's Remaining Shares should complete Boxes 1 and 3 and, if appropriate, Box 4 and sign Box 2 of the Form of Acceptance in accordance with the instructions printed thereon. An accepting holder of Remaining Shares should submit the completed Form of Acceptance, together with the following documents to the Receiving Agent at the address set forth on the back cover of the U.S. Offer to Purchase:

     (a) Titulo(s) evidencing ownership of Remaining Shares, if Remaining Shares are held in certificated form,

     (b) a certificate from the Company registry or the DCV evidencing the number of Remaining Shares, if any, held on deposit at the DCV, the number of Remaining Shares and original issued Remaining Shares, if any, held by the holder, and indicating the liens or encumbrances that effect the Remaining Shares,

     (c) duly signed Traspaso(s) indicating the number of Remaining Shares and the number of original issue Remaining Shares, if any, to be tendered, with the date of such Traspaso(s) in blank,

     (d) in the case of Remaining Shares held on deposit at the DCV, a letter to the DCV instructing the DCV to perform a book-entry transfer in favor of the Purchaser,

     (e) in the case the U.S. holder is an individual, (i) a copy of the U.S. holder's passport or photo identification card,

     (f) in the case the U.S. holder is an entity, (i) a Secretary's certificate certifying the name, title and specimen signature of an officer authorized to execute the transfer documents and a copy of the entity's organizational documents, and (ii) a copy of the passport or photo identification card of the authorized officer, and

     (g) any other documents requested by the Receiving Agent to evidence the authority of the U.S. holder to tender and sell its Remaining Shares.

     References in this Section to a holder of Remaining Shares shall include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this Section shall apply to them jointly and severally.

     Book-Entry Transfer. Remaining Shares held in book-entry form may be tendered by sending or submitting by hand to the Receiving Agent at its address set forth on the back cover of this U.S. Offer to Purchase a completed Form of Acceptance, together with items (b) through (h) above.

     Certificates of Title And/or Other Document(s) of Title. If the Titulo(s) have been issued but have been lost or destroyed, the Form of Acceptance should nevertheless be completed, signed and returned to the Receiving Agent as soon as possible and the Titulo(s) should be forwarded as soon as possible thereafter but in no event later than the Expiration Date. If the Titulo(s) are lost, the holder of Remaining Shares should follow the procedures set forth in Article 21 of the Rules of Law 18.046 of the Chilean Companies Law and thereupon request the Gerente General of the Company, at Avenida Maraton No. 1315, Santiago, Chile, telephone (562) 365-5000 to issue substitute Titulo(s). When completed, the new Titulo(s) must be submitted to the Receiving Agent, in accordance with the above-described procedure, in support of the Form of Acceptance.

     THE METHOD OF DELIVERY OF TITULO(S) FOR REMAINING SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE RECEIVING AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE A TIMELY DELIVERY. REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED FOR REMAINING SHARES SENT BY MAIL.

     Form of Acceptance. Each holder of Remaining Shares by whom or on whose behalf a Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with the Purchaser (so as to bind the holder and the holder's personal representatives, heirs, successors and assigns) to the following effect:

     (a) that the execution of a Form of Acceptance shall constitute: (i) an acceptance of the U.S. Offer in respect of the number of Remaining Shares identified in Box 1 of the Form of Acceptance; and (ii) an undertaking to execute all further documents and give all further assurances which may be required to enable the Purchaser to obtain the full benefit of this Section 2 and/or perfect any of the authorities expressed to be given hereunder, on and subject to the terms set out or referred to in this document and the Form of Acceptance and that, subject only to the rights set out in Section 5, each such acceptance shall be irrevocable;

     (b) that the Remaining Shares in respect to which the U.S. Offer is accepted or deemed to be accepted are fully paid and non-assessable sold free from all liens, equities, charges and encumbrances and together with all rights now or hereafter attaching thereto, including voting rights and the right to all dividends, other distributions and interest payments hereafter declared, made or paid;

     (c) that the execution of the Form of Acceptance constitutes, subject to the accepting holder not having validly withdrawn his or her acceptance, the irrevocable appointment of the Receiving Agent acting on behalf of the Purchaser, its directors and agents as such holder's attorney and/or agent (the "Attorney") and an irrevocable instruction to the Attorney to complete and execute his or her signed Traspaso(s) and all or any form(s) of transfer and/or other document(s) at the discretion of the Attorney in relation to the Remaining Shares referred to in paragraph (a) above in respect of which the accepting holder of Remaining Shares has not validly withdrawn acceptance in favor of the Purchaser or such other person or persons as the Purchaser may direct and to deliver such form(s) of transfer and/or other document(s) at the discretion of the Attorney together with the Titulo(s) and/or other document(s) of title relating to such Remaining Shares and to do all such other acts and things as may in the opinion of the Attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the U.S. Offer and to vest in the Purchaser or its nominee(s) the Remaining Shares as aforesaid;

     (d) that the execution of the Form of Acceptance constitutes, subject to the accepting holder of Remaining Shares not having validly withdrawn its acceptance, an irrevocable authority and request (i) to the Company, its Gerente General or its agents to procure the registration of the transfer of the Remaining Shares pursuant to the U.S. Offer and the delivery of the new Titulo(s) and/or other document(s) of title in respect thereof to the Purchaser or as the Purchaser may direct; and (ii) to the Purchaser or its agents to record and act upon any instructions with regard to notices and payments which have been recorded in the records of the Company in respect of such holder's holding(s) of Remaining Shares;

     (e) that the holder of Remaining Shares will deliver to the Receiving Agent at the address shown on the back page of the U.S. Offer to Purchase such holder's Titulo(s) and/or document(s) of title in respect of the Remaining Shares referred to in paragraph (a) or an indemnity acceptable to the Purchaser in lieu thereof, as soon as possible;

     (f) that this Section shall be incorporated in and form part of the Form of Acceptance, which shall be read and construed accordingly; and

     (g) that the holder agrees to ratify each and every act or thing which may be done or effected by the Purchaser or any of its directors or agents or the Company or its agents, as the case may be, in the proper exercise of any of its power and/or authorities thereunder.

     Partial Tenders. If fewer than all of the Remaining Shares delivered to the Receiving Agent are to be tendered, the holder thereof should so indicate in the Form of Acceptance by filling in the number of Remaining Shares which are to be tendered in Box 1 of the Form of Acceptance. In such case, a new Titulo for the remainder of the Remaining Shares represented by the old Titulo will be sent to the person(s) signing such Form of Acceptance (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered Remaining Shares are purchased.

     ALL REMAINING SHARES DELIVERED TO THE RECEIVING AGENT WILL BE DEEMED TO HAVE BEEN TENDERED UNLESS OTHERWISE INDICATED. SEE INSTRUCTION 1 OF THE FORM OF ACCEPTANCE.

     Acceptance of U.S. Offer and representations by holder. The tender of Remaining Shares pursuant to any one of the procedures described above will constitute the tendering Shareholder's acceptance of the U.S. Offer, as well as the tendering Shareholder's representation and warranty that (a) such Shareholder owns the Remaining Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (b) the tender of such Remaining Shares complies with Rule 14e-4, (c) such Shareholder is a U.S. holder within the meaning of Rule 14d-1(d), and (d) such Shareholder has the full power and authority to tender and assign the Remaining Shares tendered, as specified in the Form of Acceptance. The Purchaser's acceptance for payment of Remaining Shares tendered pursuant to the U.S. Offer will constitute a binding agreement between the tendering Shareholder and the Purchaser containing the terms of the U.S. Offer.

     Matters concerning validity, eligibility and acceptance. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Remaining Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of Remaining Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Remaining Shares. None of the Purchaser, IVAX, the Receiving Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

     If you are in any doubt about the procedure for tendering your Remaining Shares into the U.S. Offer, please telephone the Information Agent at (800) 758-5880 or the Receiving Agent at (800) 507-9357.

     U.S. HOLDERS WHO HOLD REMAINING SHARES MAY, AT THEIR OPTION, TENDER THEIR REMAINING SHARES INTO THE CHILEAN OFFER INSTEAD OF THE U.S. OFFER. ANY U.S. HOLDER OF REMAINING SHARES WHO DESIRES TO ACCEPT THE CHILEAN OFFER SHOULD FOLLOW THE PROCEDURES FOR TENDERING REMAINING SHARES INTO THE CHILEAN OFFER DESCRIBED IN ANNEX I HERETO.

     4.  Procedure for Accepting the U.S. Offer - Holders of Remaining ADSs.

     To tender Remaining ADSs pursuant to the U.S. Offer, (a) a properly completed and duly executed ADS Letter of Transmittal (or facsimile thereof) and all other documents required by the ADS Letter of Transmittal must be received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase and either ADRs for the Remaining ADSs to be tendered must be received by the Receiving Agent at one of such addresses, (b) a holder's Remaining ADSs must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Receiving Agent including an Agent's Message (as defined below)) in each case by the Expiration Date, or (c) the guaranteed delivery procedure described below must be complied with. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility (as hereinafter defined) to and received by the Receiving Agent and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering the Remaining ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     Book-entry delivery. The Receiving Agent will establish an account with respect to the Remaining ADSs at The Depository Trust Company ("Book-Entry Transfer Facility") for purposes of the U.S. Offer within two business days after the date of this U.S. Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Remaining ADSs by causing the Book-Entry Transfer Facility to transfer such Remaining ADSs into the Receiving Agent's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Remaining ADSs may be effected through book-entry transfer, an Agent's Message and any other required documents must, in any case, be received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the ADS Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Receiving Agent.

     Partial tenders. If fewer than all of the Remaining ADSs evidenced by ADRs delivered to the Receiving Agent are to be tendered, the holder thereof should so indicate in the ADS Letter of Transmittal by filling in the number of Remaining ADSs which are to be tendered in the box entitled "Number of Remaining ADSs Tendered" in the ADS Letter of Transmittal. In such case, a new ADR for the untendered Remaining ADSs represented by the old ADR will be sent to the person(s) signing such ADS Letter of Transmittal (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered Remaining ADSs are accepted for payment.

     ALL REMAINING ADSs DELIVERED TO THE RECEIVING AGENT WILL BE DEEMED TO HAVE BEEN TENDERED UNLESS OTHERWISE INDICATED. SEE INSTRUCTION 4 OF THE ADS LETTER OF TRANSMITTAL.

     Signature guarantees. Except as otherwise provided in the next sentence, all signatures on an ADS Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchanges Medallion Program (SEMP) or the NYSE Medallion Program (MSP) (an "Eligible Institution"). Signatures on an ADS Letter of Transmittal need not be guaranteed (a) if the ADS Letter of Transmittal is signed by the registered holder(s) of the Remaining ADSs tendered therewith and such holder(s) have not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Issuance Instructions" on the ADS Letter of Transmittal or (b) if such Remaining ADSs are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the ADS Letter of Transmittal.

     Guaranteed delivery. If a Shareholder desires to tender Remaining ADSs pursuant to the U.S. Offer and cannot deliver such Remaining ADSs and all other required documents to the Receiving Agent by the Expiration Date, or such Shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Remaining ADSs may nevertheless be tendered if all of the following conditions are met:

     (a) such tender is made by or through an Eligible Institution;

     (b) a properly completed and duly executed ADS Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Receiving Agent (as provided below) by the Expiration Date; and

     (c) the ADRs for such Remaining ADSs, together with a properly completed and duly executed ADS Letter of Transmittal (or facsimile thereof) with any required signature guarantee (or, in the case of Remaining ADSs held in book entry form, a timely confirmation of a book-entry transfer of such Remaining ADSs into the Receiving Agent's account at the Book-Entry Transfer Facility together with an Agent's Message), are received by the Receiving Agent within three NYSE trading days after the date of execution of the ADS Notice of Guaranteed Delivery.

     The ADS Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram, telex or facsimile transmission to the Receiving Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     Notwithstanding any other provisions hereof, payment for Remaining ADSs accepted for payment pursuant to the U.S. Offer will in all cases be made only after receipt by the Receiving Agent within the permitted period of time of ADRs evidencing such Remaining ADSs, or of book-entry confirmation with respect to, a properly completed and duly executed ADS Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of book-entry transfer, an Agent's Message) and any other documents required by the ADS Letter of Transmittal. Accordingly, payment might not be made to all tendering Remaining Shareholders at the same time and will depend upon when ADRs evidencing such Remaining ADSs are received by the Receiving Agent or book-entry confirmations with respect to such Remaining ADSs are received into the Receiving Agent's account at the Book-Entry Transfer Facility.

     THE METHOD OF DELIVERY OF REMAINING ADSs AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE RECEIVING AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE A TIMELY DELIVERY. REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED FOR REMAINING ADSs SENT BY MAIL.

     Acceptance of U.S. Offer and representations by holder. The tender of Remaining ADSs pursuant to any one of the procedures described above will constitute the tendering Shareholder's acceptance of the U.S. Offer, as well as the tendering Shareholder's representation and warranty that (a) such Shareholder owns the Remaining ADSs being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (b) the tender of such Remaining ADSs complies with Rule 14e-4, and (c) such Shareholder has the full power and authority to tender and assign the Remaining ADSs tendered, as specified in the ADS Letter of Transmittal. The Purchaser's acceptance for payment of Remaining ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement between the tendering Shareholder and the Purchaser containing the terms of the U.S. Offer.

     Matters concerning validity, eligibility and acceptance. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Remaining ADSs will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of Remaining ADSs determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Remaining ADSs. None of the Purchaser, IVAX, the Receiving Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

     If you are in any doubt about the procedure for tendering Remaining ADSs, please telephone the Information Agent at (800) 758-5880 or the Receiving Agent at (800) 507-9357.

     5.  Withdrawal Rights.

     Tenders of Remaining Shares and Remaining ADSs made pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after September 28, 2001 unless theretofore accepted for payment as provided in this U.S. Offer to Purchase. If the Purchaser extends the period of time during which the U.S. Offer is open, is delayed in accepting for payment or paying for Remaining Shares and Remaining ADSs, or is unable to accept for payment or pay for Remaining Shares and Remaining ADSs pursuant to the U.S. Offer for any reason, then, without prejudice to the Purchaser's rights under the U.S. Offer, the Receiving Agent may, on behalf of the Purchaser retain all Remaining Shares and Remaining ADSs tendered, and such Remaining Shares and Remaining ADSs may not be withdrawn except as otherwise provided in this Section 5. Any such delay will be an extension of the U.S. Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the respective Receiving Agent at the address set forth on the back cover of this U.S. Offer to Purchase and must specify the name of the person who tendered the Remaining Shares and/or Remaining ADSs to be withdrawn and the number of Remaining Shares and/or Remaining ADSs to be withdrawn and the name of the registered holder of Remaining Shares and/or Remaining ADSs, if different from that of the person who tendered such Remaining Shares and/or Remaining ADSs. If the Remaining Shares and/or Remaining ADSs to be withdrawn have been delivered to the Receiving Agent, a signed notice of withdrawal with (except in the case of Remaining Shares and Remaining ADSs tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Remaining Shares and/or Remaining ADSs. In addition, such notice must specify, in the case of Remaining Shares and Remaining ADSs tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering Shareholder) and the serial numbers shown on the particular Titulos and/or ADRs evidencing the Remaining Shares and/or Remaining ADSs to be withdrawn or, in the case of Remaining Shares and/or Remaining ADSs tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Remaining Shares and/or Remaining ADSs. Withdrawals may not be rescinded, and Remaining Shares and Remaining ADSs withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, withdrawn Remaining Shares and Remaining ADSs may be re-tendered by again following one of the procedures described in
Section 3 or Section 4, as applicable, at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Purchaser, IVAX, the Receiving Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

     6.  Certain Tax Considerations.

     The following describes the material U.S. federal income tax and Chilean tax consequences of the sale of Remaining Shares and/or Remaining ADSs pursuant to the U.S. Offer.

     For purposes of this discussion, a "U.S. Holder" is a holder of Remaining Shares or Remaining ADSs that is, for U.S. federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or
(d) a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and (ii) one or more U.S. persons have the authority to control all of the substantial decisions of such trust. In the case of a partnership or other entity taxable as a partnership, any partner described in any of (a) through (d) of this paragraph is also generally treated as a U.S. Holder. In addition, a person who transferred property to certain kinds of trusts, or who is a beneficiary of an estate or certain kinds of trusts and receives distributions from such an estate or trust, may be taxable with respect to income of the estate or trust arising from the exchange of Remaining ADSs rather than taxation being imposed on the estate or trust itself, and such a person should consult their tax advisor regarding the income tax consequences to them of the U.S. Offer because the discussion below does not address this particular situation. A "Non-U.S. Holder" is a holder of Remaining Shares or Remaining ADSs that is not a U.S. Holder.

     U.S. Federal Income Tax Consequences

     The following discussion is based upon United States federal income tax laws presently in force. This discussion is not a full description of all tax considerations that may be relevant to a decision to sell Remaining Shares and/or Remaining ADSs pursuant to the U.S. Offer. In particular, this discussion deals only with Remaining Shares and/or Remaining ADSs that are held as capital assets as defined in Section 1221 of the United States Internal Revenue Code of 1986, as amended (the "Code") and does not address the tax treatment of persons that are subject to special treatment under the U.S. federal income tax laws. Such persons include, but are not limited to (a) banks, financial institutions, securities dealers or traders and insurance companies, (b) tax-exempt entities, (c) persons that hold Remaining Shares and/or Remaining ADSs as a hedge or as part of a straddle or "conversion transaction" with other investors for tax purposes, and persons whose functional currency is not the United States dollar, (d) persons owning directly, indirectly or by attribution, currently or during the past five years, 10% or more of the Remaining Shares and/or Remaining ADSs, (e) persons who acquired Remaining Shares and/or Remaining ADSs pursuant to the exercise of an employee stock option or otherwise as compensation or (f) certain expatriates or former long-term residents of the United States. Moreover, the effect of any applicable United States state or local tax laws is not discussed herein.

     U.S. Holders

     Sale of Remaining Shares and/or Remaining ADSs. Each U.S. Holder will recognize capital gain or loss on the sale of Remaining Shares or Remaining ADSs pursuant to the U.S. Offer in an amount equal to the difference between the amount of cash received and such U.S. Holder's adjusted basis in the Remaining Shares or Remaining ADSs. In general, any gain or loss recognized upon the sale of Remaining Shares or Remaining ADSs pursuant to the U.S. Offer will be treated as long-term capital gain or loss if the Remaining Shares or Remaining ADSs have been held for more than one year and otherwise as short-term capital gain or loss. However, if the Company is or has been a Passive Foreign Investment Company ("PFIC") at any time since 1986, gain recognized by a U.S. Holder may be treated as ordinary income, and the tax due on such income may be subject to an interest charge, under certain circumstances. In general, under Section 1297 of the Code, a foreign corporation may be a PFIC with respect to a taxable year if 75% or more of its gross income for such year is passive income, as defined in the Code, or if at least 50% of its average percentage of assets, as defined in the Code, held during the taxable year produce or are held for the production of passive income. U.S. Holders are urged to consult their tax advisors regarding the specific tax consequences if the Company was a PFIC.

     Any gain recognized by a U.S. Holder generally will be treated as U.S. source income. Consequently, in the case of a disposition of Remaining Shares (which, unlike a disposition of Remaining ADSs, will be taxable in Chile), the U.S. Holder would not be able to utilize the foreign tax credit for Chilean tax imposed on the gain unless the U.S. Holder appropriately can apply the credit against tax due on income from foreign sources. For foreign tax credit purposes, any loss recognized by a U.S. Holder generally will be allocated to U.S. source income, except that such a loss will be allocated to foreign source income to the extent the U.S. Holder has received certain dividends in the 24 months prior to recognizing the loss.

     Backup Withholding Tax. A. U.S. Holder may be subject to backup withholding at the rate of 31% on the proceeds from the sale of Remaining Shares or Remaining ADSs pursuant to the U.S. Offer. To prevent backup withholding, each U.S. Holder who accepts the U.S. Offer must provide the respective Receiving Agent with the holder's correct taxpayer identification number and certify that such holder is exempt from or otherwise not subject to backup withholding by completing the Substitute Form W-9 included with the ADS Letter of Transmittal or with the Form of Acceptance. For further information concerning backup withholding and instructions for completing the Substitute Form W-9, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9."

     Non-U.S. Holders

     Sale Of Remaining Shares and/or Remaining ADSs. Subject to the discussion of backup withholding below, a Non-U.S. Holder will generally not be subject to United States federal income or withholding tax on gain realized on the sale of Remaining Shares or Remaining ADSs pursuant to the U.S. Offer unless (a) such gain is effectively connected with such Non-U.S. Holder's conduct of a trade or business within the United States (or, in the case of a country which has a tax treaty with the United States, such gain is attributable to a permanent establishment or fixed place of business in the United States) or (b) such gain is realized by an individual Non-U.S. Holder who is present in the United States for at least 183 days in the taxable year of the sale and certain other conditions are met.

     Backup Withholding. A Non-U.S. Holder may be subject to backup withholding at the rate of 31% on the proceeds from the sale of Remaining Shares or Remaining ADSs pursuant to the U.S. Offer. To prevent backup withholding, each Non-U.S. Holder who accepts the U.S. Offer must provide the Receiving Agent with a completed Form W-8 Certificate of Foreign Status prior to receipt of any payment. A Form W-8 Certificate of Foreign Status may be obtained from the Receiving Agent.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY RETROACTIVELY). HOLDERS OF REMAINING SHARES AND/OR REMAINING ADSs ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE U.S. OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

Chilean Tax Consequences For U.S. Holders

     Any gain recognized by an individual who is not domiciled or resident in Chile or any legal entity that is not organized under the laws of Chile and does not have a permanent establishment in Chile (a "Non-Chilean Holder") upon the sale of the Remaining ADSs pursuant to the U.S. Offer will not be subject to Chilean taxation.

     Gains recognized by a Non-Chilean Holder upon the sale of Remaining Shares pursuant to the U.S. Offer will currently be subject to the following taxes: (i) a 15% fixed tax rate, provided that (x) such Remaining Shares have been held for at least one year, (y) the Non-Chilean Holder is not considered to be customarily engaged in the buying and selling of shares, and (z) such transfer is not made to a person related to such person; or (ii) in case any of the three requirements set forth in (i) is not met, such gains will be added to the net taxable earnings of such person and, as such, are subject to a 15% first category tax, plus the additional tax at a rate of 35%, minus a credit for the 15% first category tax already paid on these capital gains. Withholdings on such capital gains are applicable under Chilean law based on different rates depending on the final payable tax rate described above.

     Any gain recognized by any person other than a Non-Chilean Holder (a "Chilean Holder") upon the sale of the Remaining ADSs pursuant to the US Offer will be subject to Chilean income taxes by adding such gain to the taxable income of such Chilean Holder and applying to such income the tax rate which would otherwise be applicable on such Chilean Holder's income under Chilean law.

     No Chilean stamp, issue, registration or similar taxes or duties will apply to the sale of Remaining ADSs or the Remaining Shares pursuant to the Offer.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO YOU AND THE PARTICULAR TAX EFFECTS TO YOU OF THE U.S. OFFER.

     7.  Price Range of Shares and ADSs; Dividends.

     Price Range of Shares. The Shares are listed and traded on the Bolsa de Comercio de Santiago (the "Santiago Stock Exchange") under the symbol "LabChile" as reported. As of the date of this U.S. Offer to Purchase, there are 316,000,000 Shares outstanding, 314,825,539 of which are beneficially owned by IVAX or its affiliates. The following table sets forth, for the periods indicated, the quarterly high and low per Share closing prices of the Shares in Chilean pesos ("Ch$") as reported on the Santiago Stock Exchange. The following information reflects nominal Chilean peso amounts as of the trade dates and has not been restated in constant Chilean pesos.


                                                High    Low
                                               ------  ------

Calendar Year 2001
     First Quarter...........................  585.00  520.00
     Second Quarter (through June 26, 2001)..  770.00  563.00

Calendar Year 2000
     First Quarter...........................  650.00  495.00
     Second Quarter..........................  570.00  485.00
     Third Quarter...........................  515.00  440.00
     Fourth Quarter..........................  530.00  440.00

Calendar Year 1999
     First Quarter...........................  390.00  290.00
     Second Quarter..........................  486.00  379.00
     Third Quarter...........................  510.00  450.00
     Fourth Quarter..........................  500.00  425.00

     On May 18, 2001, the last full day of trading on the Santiago Stock Exchange prior to the public announcement of the Initial Tender Offer, the reported closing sales price of the Shares on the Santiago Stock Exchange was Ch$745.00 per Share. Although the Shares are still listed for trading on the Santiago Stock Exchange, the last reported trade for the Shares was on June 26, 2001. The reported closing sales price of the Shares on the Santiago Stock Exchange on that date was Ch$770.00 per Share. Holders of Remaining Shares are urged to obtain a current market quotation for the Shares.

          Price range of ADSs. The ADSs were traded on the NYSE under the symbol "LBC." As a result of the consummation of the Initial Tender Offer, the ADSs ceased to be traded on the NYSE. Each ADS represents 20 Shares. As of the date of this U.S. Offer to Purchase, there are 3,149,026 ADSs outstanding, 3,128,292 of which are beneficially owned by IVAX or its affiliates. The following table sets forth, for the periods indicated, the quarterly high and low closing prices of the ADSs in U.S. dollars as reported by the NYSE.

                                               High    Low
                                               -----  -----

Calendar Year 2001
     First Quarter...........................  21.00  18.00
     Second Quarter (through June 29, 2001)..  25.05  19.00

Calendar Year 2000
     First Quarter...........................  25.13  18.81
     Second Quarter..........................  22.69  17.88
     Third Quarter...........................  19.38  16.13
     Fourth Quarter..........................  18.44  15.44

Calendar Year 1999
     First Quarter...........................  15.88  11.44
     Second Quarter..........................  19.38  15.50
     Third Quarter...........................  19.50  17.19
     Fourth Quarter..........................  18.50  15.88

     On May 18, 2001, the last full day of trading on the NYSE prior to the public announcement of the Initial Tender Offer, the reported closing sales price of the ADSs on the NYSE was US$24.42 per ADS. On June 29, 2001, the last full day of trading of the ADSs, the reported closing sales price of the ADSs on the NYSE was US$24.95 per ADS.

     The purchase price for the Remaining ADSs will be paid in U.S. dollars. The purchase price for the Remaining Shares will be paid in Chilean Pesos, calculated at Ch$629.00 per US$1.00, the Observed Exchange Rate used to calculate the purchase price paid in the Initial Tender Offer. Based on such exchange rate, the Chilean peso equivalent of the U.S Offer price of $1.25 per Remaining Share is Ch$786.25.

     Dividends. The table below sets forth the nominal Chilean peso amount of dividends per Share and U.S. dollar amount of dividends per ADS (each ADS representing 20 Shares) for fiscal years 1998, 1999 and 2000, as reported in the Company's Form 20-F for the fiscal year ended December 31, 2000 ("Company 20F"), paid in respect of each of the years indicated. Per ADS amounts are based on nominal peso amounts converted at the Observed Exchange Rate on the respective dates of payment and do not reflect any deduction of Chilean withholding taxes.

                                                     Per Share     Per ADS
                                                 -------------------------
                                                       (CH$)         ($)
                                                 -------------------------

1998.............................................      22.50        0.95
1999.............................................      27.00        1.03
2000.............................................      34.00        1.18

          At IVAX' request, the Company's Board of Directors called a meeting of its shareholders to approve the Company's ceasing to be subject to the requirements applicable to public companies in Chile and to amend the Company's bylaws (the "Bylaw Amendment") to provide that the amount of dividends, if any, to be paid to the Company's Shareholders will be determined each year by the holders of a majority of the outstanding shares of the Company. The shareholders meeting was held on July 30, 2001. Chilean law requires that two-thirds of the Company's shareholders vote in favor of the Company ceasing to be a public company. All of the Shares beneficially owned by IVAX or its affiliates were voted in favor of the Company ceasing to be a public company and in favor of the Bylaw Amendment. As a result, the Company has ceased to be a public company in Chile and IVAX will determine, in its sole discretion, the amount of dividends, if any, paid to the Company's shareholders each year. As the majority shareholder of the Company, IVAX does not currently intend to approve any payment of dividends to the Company's shareholders.

     8.   Certain Information Concerning the Company.

          The following and other information contained in this U.S. Offer to Purchase concerning the Company is taken from the Company 20-F filed with the Commission prior to the consummation of the Initial Tender Offer. Although neither the Purchaser nor IVAX have any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, the Purchaser and IVAX take no responsibility for the accuracy or completeness of the information contained in such reports and other documents.

          The Company is a Chilean pharmaceutical company that manufactures, markets and distributes a diversified pharmaceutical product line of mostly human pharmaceutical and animal health products, which are not patented in the countries in which it sells. As part of its export strategy, the Company has entered into distribution agreements with third parties in fourteen Latin American countries. The Company is also present in the Peruvian market through its wholly-owned subsidiary Newpharm S.A. ("Newpharm"), which distributes the Company's products in Peru.

          In addition, through Laboratorios Armstrong S.A.C.I.F. ("Armstrong"), a wholly owned Argentine pharmaceutical subsidiary, the Company is a local manufacturer of pharmaceutical products in Argentina. The Company believes, based on available sales data, that it is ranked among the top ten pharmaceutical companies operating in Argentina.

          In Chile, the Company currently manufactures and distributes 359 products packaged in 815 presentations, covering a broad range of therapeutic categories, including: antibiotic, analgesic, anti-inflammatory, cardiovascular, neurological, digestive, respiratory, dermatological, gynecological and ophthalmologic drugs, vitamins and minerals. In Argentina, the Company manufactures and distributes 89 products in 215 presentations, mainly covering eleven therapeutic categories. In Peru, the Company sells 290 products packaged in 989 presentations.

          The Company's strategy for the Chilean market emphasizes selling higher-margin products in the mix of its sales. One main element of this strategy is the introduction and promotion of branded products which provide higher margins. With 83 new products and extensions launched in 2000, the Company has introduced a total of 365 new branded products since 1990, more than any other Chilean manufacturer.

          The Company has focused its business strategy in Argentina on increasing sales and market share of branded products in selected therapeutic categories where they enjoy an established relationship and reputation in the medical community. During 2000, the Company focused its efforts on completing the merger and reorganization of its Argentinean operations.

          In Peru, the Company distributes products mainly manufactured in Chile through its subsidiary, Newpharm. The Company's business strategy in Peru is to enhance Newpharm's position as a distributor of pharmaceutical and cosmetic products. In addition to selling the Company's generic products, primarily those with higher margins or that support the sales of branded products, Newpharm seeks to develop demand for the Company's branded products. Newpharm is also developing its business by distributing products manufactured by other producers. The economic instability in Peru during 2000 resulted in a significant decrease of purchases by institutional buyers. As a result, the Company shifted its strategy to increasing its presence in the retail market which is less sensitive to downward price pressures than the institutional market.

          The Company is organized under the laws of the Republic of Chile and has its principal executive offices located at Avenida Maraton No. 1315, Santiago, Chile Telephone: (562) 365-5000.

          Financial Information. The following table sets forth summary financial data for the Company as of and for the five-year period ended December 31, 2000. The financial data for each of the fiscal years have been derived from, and are qualified by reference to the Company's financial statements, which Arthur Andersen Langton Clarke in Chile, the Company's independent certified public accountants, have audited. The Financial Statements are prepared in accordance with Chilean GAAP, which differ in certain significant respects from U.S. GAAP.

                                                           As of and for the year ended December 31,
                                  --------------------------------------------------------------------------------------------
                                       1996          1997       1998 (1)         1999          2000               2000
                                  --------------------------------------------------------------------------------------------
                                                         (millions of Ch$)(2)                          (millions of US$)(2)(3)
Income Statement Data:
Chilean GAAP:
Net sales                           Ch$54,675     Ch$92,343     Ch$93,731     Ch$98,017     Ch$99,226           US$173.0
Gross margin                           32,418        58,928        62,802        65,651        70,177              122.0
Operating income                       10,588        21,015        22,796        22,821        25,649               45.0
Non-operating results                  (2,568)      (10,004)       (8,939)       (7,336)       (7,158)             (12.5)
Income taxes                           (1,244)        3,371         4,099         4,538         5,237                9.0
Net income                              6,075         6,302         9,758        10,947        13,254               23.1
Operating income per share               34.2          66.5          72.1          72.2          81.2               0.14
Operating income per ADS                670.1       1,330.1       1,442.8       1,444.4       1,623.4               2.85
Net income per share                     19.6          19.9          30.9          34.6          41.9               0.07
Net income per ADS                      391.6         398.9         618.6         692.8         838.9               1.46
Weighted average shares                   310           316           316           316           316                316
 outstanding (in millions)
Dividends per share                      18.9           9.9          24.1          28.2          34.2               0.06
Dividends per ADS                         378           198           482           564           684                1.2
Diluted net income per share             19.6          19.9          30.9          34.6          41.9               0.07
Diluted net income per ADS              391.6         398.9         618.6         692.8         838.9               1.46
U.S. GAAP:
Net income                              7,851         9,083         9,595        11,836        13,544                236
Net income per share                     25.3          28.8          30.4          37.5          42.9               0.07
Net income per ADS                        507           576           607           750           857               1.49
Weighted average shares                   310           316           316           316           316                316
 outstanding (in millions)

                                                           As of and for the year ended December 31,
                                  --------------------------------------------------------------------------------------------
                                       1996          1997       1998 (1)         1999          2000               2000
                                  --------------------------------------------------------------------------------------------
                                                         (millions of Ch$)(2)                          (millions of US$)(2)(3)
Balance Sheet Data:
Chilean GAAP:
Total assets                        Ch$94,919    Ch$121,190    Ch$123,031    Ch$117,758    Ch$121,914          US$212.5
Net assets                             48,024        51,854        53,851        55,831        59,643             104.0
Long term liabilities                  31,418        26,840        20,200        13,999        21,301              37.1
Capital stock                          36,108        36,108        36,134        36,134        36,134              63.0
Total shareholders' equity             48,024        51,854        53,851        55,831        59,643             104.0

U.S. GAAP:
Total assets                           98,244       127,296       129,470       124,822       130,445             210.8
Long term liabilities                  31,418        26,840        20,200        13,999        21,151              37.1
Total shareholders' equity             51,349        56,069        60,290        63,832        68,221             118.9

----------------------------

Note: Calculation discrepancies are due to rounding
(1) Beginning January 1, 1998, the Company adopted Technical Bulletin ("BT") 64, thereby restating its foreign investments, excluding the Peruvian subsidiary Newpharm, in US dollars. Previously the Company used the Chilean peso as the functional currency for its foreign investments. In addition, as permitted by the Chilean Superintendency of Securities and Insurance, for any period commencing on or after January 1, 1998, the Company extended the amortization period of goodwill to twenty years. These changes are further explained in Notes 4 and 41(h) to the Financial Statements. Newpharm continues to be measured in Chilean pesos as it is considered to be an extension of the Chilean operations.
(2)   Except share, per share and per ADS data.
(3) Chilean peso amounts have been translated into U.S. dollars at the rate of Ch$573.65:US$1.00, the Observed Exchange Rate for December 31, 2000.

     Available Information. The Company was subject to the informational requirements of the Exchange Act applicable to foreign private issuers with securities registered under Section 12 of the Exchange Act and in accordance therewith filed reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-5211). Copies of such material can also be obtained from the Public Reference Section of the Commission in Washington, D.C. 20549, at prescribed rates. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005, on which the Remaining ADSs are traded. The Commission also maintains a website at http://www.sec.gov on which information filed by the Company with the Commission with respect to the U.S. Offer will be available.

     On July 12, 2001, the Company filed the necessary documentation with the Commission to terminate the registration of the ADS and Shares and to suspend its duty to file periodic reports with the Commission. As a result, the Company no longer files periodic reports with the Commission and, effective October 10, 2001, the ADSs and Shares will no longer be registered under the Exchange Act.

     9.   Certain Information Concerning the Purchaser and IVAX.

     The Purchaser. The Purchaser is a newly incorporated Cayman Islands company. All of the issued and outstanding capital stock of the Purchaser is beneficially owned directly by IVAX. The principal executive offices of the Purchaser are located at 4400 Biscayne Boulevard, Miami, Florida 33137
Telephone: (305) 575-6000. The name, business address, principal occupation or employment, employment history and citizenship of each director and officer of the Purchaser and certain other information are set forth in Schedule I hereto.

      IVAX. IVAX is a Florida corporation. The principal executive offices of IVAX are located at 4400 Biscayne Boulevard, Miami, Florida 33137 Telephone:
(305) 575-6000. The name, business address, principal occupation or employment, employment history and citizenship of each director and officer of IVAX and certain other information are set forth in Schedule I hereto.

     IVAX is a multinational company engaged in the research, development, manufacture and marketing of pharmaceutical products. IVAX has grown through the development of proprietary and brand-equivalent products and through strategic acquisitions, focused primarily on countries whose pharmaceutical markets are developing, where there is the greatest growth potential.

     IVAX' full line of brand-equivalent drugs includes the first FDA-approved equivalent to branded Taxol(R), a $1.5 billion oncology drug, and it has marketing applications pending for many other products that are equivalent to important branded drugs. Based on IVAX' unique patented inhalers, it has built a strong franchise in the asthma market, and it is expanding that franchise by conducting studies to support marketing applications for respiratory products in the United States and in other markets served by IVAX' global marketing network. IVAX' product pipeline also includes novel compounds that it has discovered or licensed from third parties, some of which have already successfully completed Phase II clinical trials and are now undergoing Phase III trials, which is the final step before submission of applications for marketing approval.

     IVAX' business has grown significantly during the past year. During 2000, IVAX generated net revenues of $793 million, up from $656 million in 1999, and net income of $131 million, up from $71 million in 1999.

Growth Strategies

     IVAX expects its future growth to come from the following:

        . Discovering and Developing and/or Acquiring New Products. In October 1999, IVAX dramatically increased the size and scope of its new product development capability through its acquisition of an independent research company, now known as IVAX Drug Research Laboratories, Ltd. IVAX is committed to the cost-effective development of proprietary pharmaceuticals directed primarily toward indications having relatively large patient populations or for which limited or inadequate treatments are available. IVAX seeks to accelerate product development and commercialization by in-licensing compounds, especially after clinical testing has begun, and by developing new dosage forms or new therapeutic indications for existing products.

        . Leveraging Proprietary Technology and Development Strengths. IVAX intends to continue to leverage its proprietary technology and development strengths, including its patented inhalation technology and its expertise in developing and commercializing respiratory products and experience in the development and commercialization of oncology drugs to develop a significant portfolio of proprietary, high value pharmaceutical products.

        . Pursuing Complementary, Accretive or Strategic Acquisitions. IVAX intends to pursue accretive or strategic business acquisitions or ones that will complement its existing businesses and provide new product and market opportunities, as well as leverage its existing assets. In addition, IVAX will continue to actively pursue strategic product acquisitions and other collaborative arrangements that permit it to leverage its existing infrastructure by adding sales from acquired products while minimizing incremental costs.

        . Strategically Expanding Sales and Distribution of IVAX' Products. IVAX recently completed acquisitions of pharmaceutical companies in Venezuela, Mexico and Chile and continues the expansion of its Latin American operations. IVAX' future plans include (1) acquiring additional manufacturing and distribution capabilities in Europe and Latin America and (2) establishing additional joint ventures and selectively establishing distribution channels for its major products in Asia.

Pharmaceutical Business

         IVAX has pharmaceutical manufacturing facilities located in Argentina, Chile, China, the Czech Republic, England, Germany, Hungary, Ireland, Mexico, Puerto Rico, the United States, Uruguay, Venezuela, and the Virgin Islands. Marketing and/or research facilities are located in these same countries, and also in Canada, France, India,

Kazakhstan, Latvia, the Netherlands, Peru, Poland, Russia, Sweden, Switzerland, the Slovak Republic, Taiwan, and the Ukraine. In other countries, IVAX' products are marketed through distributors or joint ventures. IVAX' pharmaceutical business has grown through the development and acquisition of proprietary, brand-equivalent and over-the-counter pharmaceutical products, the licensing of technology and products, the licensing of technology and products from third parties, and the acquisition of companies engaged in the pharmaceuticals business in various geographic regions.

         Proprietary and Branded Products

         IVAX markets a number of proprietary and branded products treating a variety of conditions through IVAX' subsidiaries throughout the world. These products are marketed by IVAX' direct sales force to physicians, pharmacies, hospitals, managed health care organizations and government agencies. These products are sold primarily to wholesalers, retail pharmacies, distributors, hospitals and physicians.

         IVAX has a strong foundation in the oncology field based on IVAX' proprietary anti-cancer drug PAXENE(R) (paclitaxel injection), which is therapeutically equivalent to the Bristol-Myers Squibb product Taxol(R), the largest selling anti-cancer drug in the world. In September 2000, the United States Food and Drug Administration (FDA) approved IVAX' Abbreviated New Drug Application (ANDA) for this product, which is marketed in the U.S. as Onxol(TM).

         IVAX also has substantial expertise in the development, manufacture and marketing of respiratory drugs, primarily for asthma, in metered-dose inhaler formulations. IVAX' subsidiary in the United Kingdom is the third largest respiratory company in that market. At the core of IVAX' respiratory franchise are advanced delivery systems, which include a patented metered-dose inhaler called Easi-Breathe(R), and a unique new dry powder inhaler, as well as conventional metered-dose inhalers.

         Brand-Equivalent Products

         In the United States, IVAX manufacturers and markets approximately 56 brand-equivalent prescription drugs in capsule or tablet forms in an aggregate of approximately 123 dosage strengths. IVAX also distributes in the United States approximately 282 additional generic prescription and over-the-counter drugs and vitamin supplements, in various dosage forms, dosage strengths and package sizes. IVAX is also a leading provider of brand-equivalent pharmaceuticals in the United Kingdom. IVAX markets approximately 110 brand-equivalent prescription and over-the-counter drugs, about half of which it manufactures, in various dosage forms and dosage strengths, constituting an aggregate of approximately 229 products. In addition, IVAX manufactures and markets various "blow-fill-seal" pharmaceutical products, such as solutions for injection or irrigation, and unit-dose vials for nebulization to treat respiratory disorders.

         Available Information. IVAX is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file electronically via the Commission's EDGAR System periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning IVAX' business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of IVAX' securities, any material interests of such persons in transactions with IVAX and certain other matters is required to be disclosed in proxy statements and annual reports distributed to IVAX' shareholders and filed with the Commission. Such reports and other information may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the regional offices of the Commission in New York (7 World Trade Center, New York, New York 10048) and Chicago (500 West Madison Street, Chicago, Illinois 60661-5211). In addition, you can inspect the reports, proxy statements and other information IVAX files at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006. The Commission also maintains a website at http://www.sec.gov on which IVAX' filings are available.

         Ownership of Shares and other transactions. (a) As of the date of this U.S. Offer to Purchase, IVAX owns, through the Purchaser and Inversiones Glaciar, 314,825,539, or 99.6%, of the Shares (including Shares represented by ADSs). Except as set forth on Schedule II hereto and other than the Shares (including Shares represented by ADSs) and ADSs acquired in the Initial Tender Offer, neither the Purchaser, IVAX nor, to the best of their knowledge, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares (including Shares represented by ADSs) or ADSs during the past 60 days.

         Except as otherwise described in this U.S. Offer to Purchase, neither the Purchaser, IVAX nor, to the best of their knowledge, any of the persons listed in Schedule I hereto, had any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees of profits, division of profits or loss or the giving or withholding of proxies. Except as set forth in this U.S. Offer to Purchase, since July 30, 1999, neither the Purchaser, IVAX nor, to the best of their knowledge, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors, or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the U.S. Offer. Except as set forth in this U.S. Offer to Purchase, since July 30, 1999, there have been no contacts, negotiations or transactions between the Purchaser, IVAX or any of their respective subsidiaries or, to the best knowledge of the Purchaser, IVAX or any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

         Proceedings and Convictions. During the last five years, neither the Purchaser, IVAX nor, to the best of their knowledge, any of the persons listed on Schedule I hereto, (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violation with respect to such laws.

         10. Source and Amount of Funds.

         IVAX and/or its affiliates will provide the Purchaser with approximately $1.5 million which will be used to purchase all the Remaining Shares and Remaining ADSs validly tendered and not withdrawn in the Offers. The Offers are not conditioned upon any financing arrangements. IVAX and/or its affiliates currently intend to provide the necessary funds through cash on hand. As of July 15, 2001, IVAX had approximately $520.2 million in cash and cash equivalents.

         11. Background of the Offers; Past Contacts, Transactions or Negotiations with the Company.

         IVAX considered the possible acquisition of the Company in connection with its overall strategy to pursue acquisitions that broaden its global reach or augment its product portfolios, including the acquisition of manufacturers and distributors of pharmaceutical products in emerging market countries, such as Chile. In late 2000, IVAX began studying in greater detail an acquisition of a significant interest in the Company. IVAX approached Comercial e Inversiones Portfolio Limitada and Inversiones Portfolio S.A. (the "Principal Shareholders") which collectively held approximately 28% of the Shares at that time regarding the possible acquisition of the Shares held by the Principal Shareholders through a cash tender offer for all Shares (including Shares represented by ADSs). After engaging in preliminary discussions, IVAX determined not to proceed further with an acquisition of the Shares due to the condition of the prevailing equity markets at the time. In March 2001, representatives of the Principal Shareholders contacted IVAX regarding the possible acquisition of the Shares held by the Principal Shareholders through a tender offer for all Shares (including Shares represented by ADSs) in exchange for shares of IVAX' common stock. During March and April 2001, IVAX continued preliminary discussions with the Principal Shareholders regarding the possible acquisition of the Shares held by the Principal Shareholders through a tender offer for all Shares (including Shares represented by ADSs) in exchange for shares of IVAX' common stock. On May 14, 2001, the parties began to discuss the possibility of IVAX acquiring the Shares held by the Principal Shareholders in a cash tender offer for all of the Shares. IVAX and its representatives met with the Principal Shareholders and their representatives during the week of May 14, 2001 to discuss the terms of the acquisition of the Principal Shareholders' Shares and a cash tender offer for all of the Shares. On May 18, 2001, IVAX and the Principal Shareholders entered into an agreement (the "Agreement to Tender") wherein the Principal

Shareholders agreed to, among other things, tender all of their Shares into the Chilean Offer and all of their ADSs into the U.S. Offer, subject to certain conditions. The Agreement to Tender is filed as an Exhibit to the Schedule TO filed with the Commission on May 31, 2001, the date the Initial Tender Offer commenced.

     On May 31, 2001, IVAX, through the Purchaser and Inversiones Glaciar, commenced the Initial Tender Offer, which expired at 12:00 midnight, New York City time, on June 29, 2001. Pursuant to the Initial Tender Offer, IVAX acquired 314,795,539 Shares (including Shares represented by ADSs) validly tendered in the Initial Tender Offer.

         12. Purpose of the Offers; Plans for the Company; Other Agreements.

         A new tender offer law was enacted in Chile on December 20, 2000. The law requires any person, after acquiring control of 662/3% or more of the voting power, to commence a subsequent tender offer for all remaining shares of the company within 30 days following the acquisition of such control. Because IVAX acquired 99.6% of the Shares in the Initial Tender Offer, it is required by Chilean law to commence the Offers.

         The purpose of the Offers is to comply with Chilean law and to enable IVAX to acquire the remaining .4% equity interest in the Company not beneficially owned by IVAX or its affiliates.

         Since the consummation of the Initial Tender Offer, IVAX has elected five of the seven members of the Company's Board of Directors and, as such, controls the Company's Board of Directors. At IVAX' request, the Company's Board of Directors called a meeting of its shareholders to approve the Company's ceasing to be subject to the requirements applicable to public companies in Chile. The shareholders meeting was held on July 30, 2001. Chilean law requires that two-thirds of the Company's shareholders vote in favor of the Company ceasing to be a public company. All of the Shares beneficially owned by IVAX or its affiliates were voted in favor of the Company ceasing to be a public company and in favor of the Bylaw Amendment. As a result, the Company has ceased to be a public company in Chile and IVAX will determine, in its sole discretion, the amount of dividends, if any, paid to the Company's shareholders each year. As the majority shareholder of the Company, IVAX does not currently intend to approve any payment of dividends to the Company's shareholders.

         IVAX has reviewed, and will continue to review, various possible business strategies relating to the Company and its operations. IVAX is in the process of, and will continue to, conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and, subject to applicable regulatory rules and regulations, to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist.

         Except as otherwise discussed in this U.S. Offer to Purchase, neither the Purchaser nor IVAX has any present plans or proposals that would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any other material changes to the Company's capitalization, dividend policy, capital structure, corporate structure or business.

         13. Effect of the Offers on the Market for the Remaining Shares and Remaining ADSs; Registration of Remaining Shares under the Exchange Act; Margin Regulations.

         According to Chilean law, the SVS may cancel the registration of any security of the Company in the Securities Registry if the security does not comply with the requirements for its registration. Subject to applicable laws and rules of the Chilean stock exchanges, the Purchaser intends to cause the Company to cancel the registration of the shares with the SVS and to delist the Shares from the Chilean stock exchanges.

         Effects on Market for Shares. The purchase of Shares in the Initial Tender Offer has substantially reduced, and the purchase of Remaining Shares pursuant to the U.S. Offer will continue to reduce, the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares. In addition, as described above, the Company has ceased to be a public company in Chile and as a result, the Company will request that the Shares cease to be listed on the Chilean stock exchanges, which will adversely affect the market value and liquidity of the Shares.

         Effects on Market for ADSs. As a result of the purchase of ADSs in the Initial Tender Offer, the ADSs ceased being traded on the NYSE and the NYSE commenced proceedings to delist the ADSs. The purchase of ADSs in the Initial Tender Offer has substantially reduced, and the purchase of Remaining ADSs in the U.S. Offer will continue to reduce, the number of holders of ADSs which could further affect the liquidity and market value of the ADSs.

         Margin Regulations. Because the ADSs are no longer publicly traded on the NYSE, the ADSs no longer constitute "margin securities" for the purposes of the margin regulations of the Board of Governors of the Federal System and, therefore, can no longer be used as collateral for loans made by brokers.

         Registration of Shares Under the Exchange Act. The Shares are currently registered under the Exchange Act. IVAX has caused the Company to submit the necessary documentation to the Commission to terminate the registration of the ADSs and Shares. As a result, effective on October 10, 2001 the ADSs and Shares will no longer be registered under the Exchange Act. Termination of the registration of the ADSs and Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of ADSs and to the Commission and would make certain of the provisions of the Exchange Act, such as the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the ADSs. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act.

         14. Extension of Tender Period; Termination; Amendment.

         The Purchaser reserves the right, at any time or from time to time, in its sole discretion, to extend for any reason the period of time during which the U.S. Offer remains open and to amend the U.S. Offer in any respect by giving oral or written notice of such extension or amendment to the Receiving Agent and followed as promptly as practicable by public announcement thereof. During any such extension, all Remaining Shares and Remaining ADSs previously tendered and not withdrawn will remain subject to the U.S. Offer, subject to the rights of a tendering holder to withdraw its Remaining Shares and Remaining ADSs in accordance with the procedures set forth in Sections 3 and 4. There can be no assurance that the Purchaser will exercise its right to extend or amend the U.S. Offer.

         Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of three to twenty business days in length following the Expiration Date (the "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the Expiration Date and the purchase of Remaining Shares in the U.S. Offer, during which shareholders may tender Remaining Shares and Remaining ADSs not tendered in the U.S. Offer. A Subsequent Offering Period, if one is included, is not an extension of the U.S. Offer, which already will have been completed.

         The Purchaser does not currently intend to include a Subsequent Offering Period in the U.S. Offer, although it reserves the right to do so in its sole discretion. Under the Exchange Act, no withdrawal rights apply to Remaining Shares and Remaining ADSs tendered during the Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Remaining Shares and Remaining ADSs tendered in the U.S. Offer and accepted for payment. If a Subsequent Offering Period is included, the Purchaser will promptly purchase and pay for any Remaining Shares and Remaining ADSs tendered at the same price paid in the U.S. Offer. If the Purchaser elects to provide for a Subsequent Offering Period, it will make an announcement to that effect and disseminate the information concerning the Subsequent Offering Period.

         If the Purchaser decreases the percentage of Remaining Shares (including Shares represented by Remaining ADSs) being sought or increases or decreases the consideration to be paid for Remaining Shares and Remaining ADSs pursuant to the U.S. Offer and the U.S. Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the U.S. Offer will be extended until the expiration of such period of ten business days. The Purchaser currently does not intend to decrease the percentage of Remaining Shares (including Shares represented by Remaining ADSs) to be purchased in the U.S. Offer. If the Purchaser makes a material change in the terms of the U.S. Offer (other than a change in price or percentage of securities sought) or in the information concerning the U.S. Offer the Purchaser will extend the U.S. Offer, if required by applicable law, for a period sufficient to allow Remaining Shareholders to consider the amended terms of the U.S. Offer. In a published release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the minimum tender condition near or at the end of a tender offer is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to security holders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The term "business day" shall mean any day other than Saturday, Sunday or a U.S. federal holiday and shall consist of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

         If the Purchaser extends the period of time during which the U.S. Offer is open, is delayed in accepting for payment or paying for Remaining Shares and/or Remaining ADSs or is unable to accept for payment or pay for Remaining Shares and/or Remaining ADSs pursuant to the U.S. Offer for any reason, then, without prejudice to the Purchaser's rights under the U.S. Offer, the Receiving Agent may, on behalf of the Purchaser, retain all Remaining Shares and Remaining ADSs, respectively, tendered, and such Remaining Shares and Remaining ADSs may not be withdrawn except as otherwise provided in Section 5. The reservation by the Purchaser of the right to delay acceptance for payment of or payment for Remaining Shares and Remaining ADSs is subject to applicable law, which requires that the Purchaser pay the consideration offered or return the Remaining Shares and Remaining ADSs deposited by or on behalf of Shareholders promptly after the termination or withdrawal of the U.S. Offer.

         Any extension, termination or amendment of the U.S. Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service. In the case of an extension of the U.S. Offer, the Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     15. Certain Conditions of the U.S. Offer.

     The U.S. Offer is unconditional. The Purchaser reserves the right to amend the U.S. Offer in accordance with Section 14 to impose one or more conditions to the U.S. Offer.

     16. Certain Legal Matters; Regulatory Approvals.

     General. Based on its examination of publicly available information filed by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser or IVAX is aware of (a) any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Purchaser's acquisition of Remaining Shares and/or Remaining ADSs as contemplated herein,
(b) any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Remaining Shares and/or Remaining ADSs by the Purchaser as contemplated herein or (c) any approval or other action by any government or governmental administrative regulatory authority or agency, domestic or foreign, or any consent, waiver or other approval that would be required as a result of or in connection with the Offers, including but not limited to, any consents or other approvals under any licenses, concessions, permits and agreements to which the Company, the Purchaser or IVAX or any of their respective subsidiaries or affiliates is a party. Should any such approval or other action be required, the Purchaser and IVAX currently contemplate that such approval or other action will be sought. The Purchaser and IVAX are unable to predict whether they may determine that the Purchaser is required to delay the acceptance for payment of or payment for Remaining Shares and/or Remaining ADSs tendered pursuant to the U.S. Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the U.S. Offer without the purchase of Remaining Shares and/or Remaining ADSs thereunder.

     Chilean Corporate Law. As a result of the Initial Tender Offer, IVAX acquired control of more than 662/3% of the total number of outstanding Shares. As a result, IVAX has the right to approve the following actions: (a) transformation, spin-off or merger of the Company; (b) amendment to the term or duration of the Company or its early termination; (c) change of the domicile of the Company; (d) the increase or reduction of its equity capital; (e) approval and valuation of capital contributions made in property other than cash; (f) amendment to those matters to be decided at a meeting of Shareholders; (g) reduction of the number of members of the Board of Directors of the Company and limits on the powers of the Board of Directors; (h) the transfer of 50% or more of the Company's assets; the approval or amendment of any business plan that includes transfer of assets for an amount higher than the mentioned 50%; (i) the manner upon which the Company's profits will be distributed; (j) the creation of guarantees or liens in an amount in excess of 50% of the Company's assets guaranteeing third parties' obligations other than of subsidiaries (in which case the decision by the Board of Directors will suffice); (k) the redemption of Shares issued by the Company under certain circumstances; (l) the decision whether to make private a public corporation; (m) the approval of related party transactions under certain circumstances; (n) the curing of technical defects in the constitutive documents of the Company or any amendment thereto; and (o) others provided in the Bylaws.

     Chilean company law provides for statutory appraisal rights for minority shareholders where holders of at least 662/3% of the shares make certain of the fundamental changes set forth above. Dissident shareholders have 30 days from the date of the meeting at which a fundamental change is approved to notify the company of their dissent. The board of directors of the company has an additional 30 days to call another meeting of the shareholders to consider the revocation of the resolution that triggered the appraisal right. If the board of directors does not call a second meeting of the shareholders or the resolution is not revoked at such meeting, all dissenting shareholders that previously notified the company have the right to compel the company to purchase their shares in the company. Such purchases are made within 60 days of the date on which the resolution triggering appraisal rights is approved, at a price determined from the weighted average trading price on stock exchanges in Chile during the preceding two months.

     At IVAX' request, the Company's Board of Directors called a meeting of its shareholders to approve the Company's ceasing to be subject to the requirements applicable to public companies in Chile. The shareholders meeting was held on July 30, 2001. Chilean law requires that two-thirds of the Company's shareholders vote in favor of the Company ceasing to be a public company. All of the Shares beneficially owned by IVAX or its affiliates were voted in favor of the Company ceasing to be a public company, and as a result, the Company has ceased to be a public company in Chile and the Company's absent or dissenting shareholders are entitled to appraisal rights under Chilean law.

     In accordance with Article 12 of the Chilean Securities Act, IVAX must report the results of the Offers to the SVS and the relevant Chilean stock exchanges within two (2) trading days of the date on which IVAX acquires Shares (including Shares represented by ADSs) pursuant to the Offers.

     Antitrust and Regulatory Laws.   Under the United States Hart-Scott-Rodino
Antitrust Improvements Act of 1976 (the "HSR Act"), certain acquisitions may not be consummated unless certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied. Based upon information concerning the Company that is publicly available, the Purchaser believes that the HSR Act is not applicable to the purchase of the Remaining Shares and/or the Remaining ADSs pursuant to the Offers and that such purchase will not violate the antitrust laws.

     There are no requirements under Chilean law that the Chilean Antitrust Authority (the "CAA") be notified of the Offers. The CAA does, however, have broad authority to investigate any intended transaction that the CAA determines is likely to cause an adverse effect on, or lessen, competition. Although it is not anticipated that the CAA will investigate the Offers, no assurance can be given that the CAA will not determine that the Offers are anticompetitive and subject to the scrutiny of the CAA.

     Other. The Company and its subsidiaries own property and conduct business in a number of foreign countries in addition to those described above. In connection with the acquisition of Remaining Shares and/or Remaining ADSs pursuant to the Offers, the laws of certain of those foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offers, the Purchaser and IVAX will seek further information regarding the applicability of any such laws and currently intends to take such action as they may require, but no assurance can be given that such approvals will be obtained.

     17. Fees and Expenses.

     Except as set forth below, neither the Purchaser nor IVAX will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Remaining Shares and/or Remaining ADSs pursuant to the U.S. Offer.

     The Purchaser has retained The Bank of New York to act as the Receiving Agent in connection with the U.S. Offer. The Receiving Agent has not been retained to make solicitations or recommendations in its role as receiving agent. The Receiving Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. Federal securities laws.

     The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent in connection with the U.S. Offer. The Information Agent may contact holders of Remaining Shares and/or Remaining ADSs by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee Shareholders to forward materials relating to the U.S. Offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. Federal securities laws.

     18. Miscellaneous.

     The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Remaining Shares or Remaining ADSs in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where it is required that the U.S. Offer be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED IN THIS U.S. OFFER TO PURCHASE OR IN THE FORM OF ACCEPTANCE, ADS LETTER OF TRANSMITTAL OR ADS NOTICE OF GUARANTEED DELIVERY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     IVAX has filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the U.S. Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth in Section 8 of this U.S. Offer to Purchase (except that such information will not be available at the regional offices of the Commission).

                                                IVAX HOLDINGS C.I.

July 31, 2001

                                  SCHEDULE I
                INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
                        OFFICERS OF IVAX AND PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF IVAX

     The name, business address, present principal occupation or employment and employment history of each director and executive officer of IVAX and certain other information are set forth below. The principal business address of IVAX and, unless otherwise indicated, the business address of each person identified below is 4400 Biscayne Boulevard, Miami, Florida 33137. Its telephone number is 305-575-6000. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with IVAX. Unless otherwise indicated, all directors and executive officers listed below are United States citizens. Directors are identified by an asterisk.

                                          Present Principal Occupation or
Name                                      Employment and Five-Year Employment History
------------------------------------      ------------------------------------------------------------------------
Phillip Frost, M.D.*................      Chairman of the Board of Directors and Chief Executive Officer since
                                          1987.  He served as IVAX' President from July 1991 until January 1995.
                                          He was the Chairman of the Department of Dermatology at Mt. Sinai
                                          Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990.
                                          Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals,
                                          Inc. from 1972 to 1986 and Vice Chairman of the Board of Directors of
                                          North American Vaccine, Inc. (vaccine research and development) from
                                          1989 to 2000.  He is Chairman of the Board of Directors of Whitman
                                          Education Group, Inc. (proprietary education), Vice Chairman of the
                                          Board of Directors of Continucare Corporation (integrated health care), and a director of Northrop Grumman Corp. (aerospace).  He has been a director of the Company since July 18, 2001.  He is Vice Chairman of the
                                          Board of Trustees of the University of Miami and a member of the Board of Governors of the American Stock Exchange.

Neil Flanzraich*....................      Vice Chairman and President since May 1998.  He was a shareholder and served as Chairman of the Life Sciences Legal Practices Group of Heller
                                          Ehrman White & McAuliffe from 1995 to 1998.  From 1981 to 1994, he served in various capacities at Syntex Corporation  (pharmaceuticals), most recently as its Senior Vice President, General Counsel and a member of the Corporate Executive Committee.  From 1994 to 1995, after Syntex
                                          Corporation was acquired by Roche Holding Ltd., he served as Senior Vice
                                          President and General Counsel of Syntex (U.S.A.) Inc., a Roche
                                          subsidiary.  He was Chairman of the Board of Directors of North American
                                          Vaccine, Inc. (vaccine research and development) from 1991 to 2000.  He is a director of Whitman Education Group, Inc. (proprietary education).
                                          He has been a director and Chairman of the Company since July 18, 2001.

Thomas Beier........................      Senior Vice President-Finance and Chief Financial Officer since October
                                          1997.  From December 1996 to October 1997, he served as IVAX' Vice
                                          President - Finance.  Prior to joining IVAX, he served as Executive Vice
                                          President and Chief Financial Officer of Intercontinental Bank from 1989 until August 1996.

Rafick Henein, Ph.D.................      A Senior Vice President and the President and Chief Executive Officer of
                                          IVAX Pharmaceuticals, Inc., IVAX' principal United States-based generic pharmaceutical subsidiary since July 1997.  He held various positions in the Novopharm Limited organization (pharmaceuticals) since 1988, rising to the position of President and Chief Executive Officer of Novopharm
                                          International in 1996.  Dr. Henein is a citizen of Canada.

                                          Present Principal Occupation or
Name                                      Employment and Five-Year Employment History
------------------------------------      ------------------------------------------------------------------------
Mark Andrews*.......................      Chairman and President of Great Spirits Company LLC (consumer products)
                                          since founding it in 1998.  He served as the Chairman of the Board of
                                          Directors and Chief Executive Officer of American Exploration Company
                                          (oil and gas exploration and production) from 1980 until its merger into
                                          Louis Dreyfus Natural Gas Corp. (oil and gas exploration and production)
                                          in October 1997 when he became the Vice Chairman of the Board of
                                          Directors of the combined entity.  Mr. Andrews has also served as
                                          Chairman of the Board of Directors of Vault Mortgage Company (mortgage brokerage) since 1998.

Ernst Biekert, Ph.D.*...............      Professor at the University of Heidelberg in Germany.  He was the
                                          Chairman of the Board and Chief Executive Officer of Knoll A.G.
                                          (pharmaceuticals) from 1968 to 1985.  Dr. Biekert was a consultant to
                                          BASF A.G. (chemicals and pharmaceuticals) from 1985 to 1987 and was
                                          Chairman of its pharmaceutical division from 1975 to 1985.  Dr. Biekert is a citizen of the Federal Republic of Germany.

Charles M. Fernandez*...............      President, Chief Executive Officer, and a director of Big City Radio,
                                          Inc. (broadcasting/internet) since 1999.  He has also been the Chairman of the Board of Continucare Corporation (integrated health care) since
                                          1996 and was its Chief Executive Officer from 1996 to 1999.  He has also been Vice-Chairman of HealthCare2Net Solutions (internet solutions)
                                          since 1999.  From 1985 to 1996, he was the Executive Vice President and
                                          a director of Heftel Broadcasting Corporation (radio broadcasting).
                                          From 1998 to 1999 he was a director of Frost Hanna Capital Group, Inc.
                                          (investment company).

Jack Fishman, Ph.D.*................      Adjunct Professor at The Rockefeller University and director of Research of Strang Cornell Cancer Research Laboratory, a non-profit entity associated with Cornell University Medical College.  He served as IVAX'
                                          Chief Scientific Officer from 1991 to 1995, as a Vice Chairman of the
                                          Board from 1991 to 1997 and as our President from 1988 to 1991.  Dr.
                                          Fishman served as a Research Professor of Biochemistry and Molecular
                                          Biology at the University of Miami from 1988 to 1992.

Jane Hsiao, Ph.D.*..................      Vice Chairman-Technical Affairs since February 1995, as our Chief
                                          Technical Officer since July 1996, and as Chairman, Chief Executive
                                          Officer and President of DVM Pharmaceuticals, Inc., IVAX' veterinary products subsidiary, since March 1998.  From 1992 until February 1995, she served as IVAX' Chief Regulatory Officer and Assistant to the
                                          Chairman, and as Vice President-Quality Assurance and Compliance of
                                          Baker Norton Pharmaceuticals, Inc., our principal proprietary pharmaceutical subsidiary.  From 1987 to 1992, Dr. Hsiao was Vice
                                          President-Quality Assurance, Quality Control and Regulatory Affairs of
                                          Baker Norton Pharmaceuticals, Inc.  She has been a director of the
                                          Company since July 18, 2001.

Isaac Kaye*.........................      Deputy Chief Executive Officer since 1990 and as Chairman of Norton
                                          Healthcare Limited, IVAX' principal United Kingdom pharmaceutical subsidiary, since 1990.  Mr. Kaye is a citizen of the Republic of
                                          Ireland.

          2.  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

          The name, business address, present principal occupation or employment and employment history of each director and executive officer of Purchaser and certain other information are set forth below. The principal business address of Purchaser and, unless otherwise indicated, the business address of each person identified below is c/o IVAX, 4400 Biscayne Boulevard, Miami, Florida 33137. Purchaser's telephone number at this address is 305-575-6000. Where no date is shown, except in the case of positions with Purchaser, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to position with Purchaser. Other than as indicated, all directors and executive officers listed below are United States citizens.

                                        Present Principal Occupation or
Name                                    Employment and Five-Year Employment History
------------------------------------    -----------------------------------------------------------------------
Neil Flanzraich*....................    President.  He is IVAX' Vice Chairman and President since May 1998.  He was a shareholder and served as Chairman of the Life Sciences Legal
                                        Practices Group of Heller Ehrman White & McAuliffe from 1995 to 1998.
                                        From 1981 to 1994, he served in various capacities at Syntex Corporation
                                        (pharmaceuticals), most recently as its Senior Vice President, General
                                        Counsel and a member of the Corporate Executive Committee.  From 1994 to
                                        1995, after Syntex Corporation was acquired by Roche Holding Ltd., he served as Senior Vice President and General Counsel of Syntex (U.S.A.)
                                        Inc., a Roche subsidiary.  He was Chairman of the Board of Directors of
                                        North American Vaccine, Inc. (vaccine research and development) from
                                        1991 to 2000.  He is a director of Whitman Education Group, Inc.
                                        (proprietary education).  He has been a director and Chairman of the
                                        Company since July 18, 2001.

Thomas Beier*.......................    Senior Vice President--Finance and Chief Financial Officer of IVAX since
                                        October 1997.  From December 1996 to October 1997, he served as IVAX'
                                        Vice President--Finance.  Prior to joining IVAX, he served as Executive
                                        Vice President and Chief Financial Officer of Intercontinental Bank from
                                        1989 until August 1996.

David Bowie*........................    Vice President--Taxation of IVAX since April 1999.  From January 1998 to
                                        April 1999, he served as IVAX' Director of Taxes.  Prior to Joining
                                        IVAX, he held various tax management positions with The Racal
                                        Corporation, the United States-based subsidiary for Racal Electronics,
                                        PLC from 1987 until 1997.  Mr. Bowie is a certified public accountant.

Rao Uppaluri*.......................    Vice President--Strategic Planning and Treasurer of IVAX since November
                                        2000.  From 1997 to 2000, he served as IVAX' Vice President of Strategic
                                        Planning.  Prior to joining IVAX, he served as Senior Vice President and
                                        Chief Investment Officer of Intercontinental Bank from 1988 until August
                                        1996.

                                  SCHEDULE II
                    TRANSACTIONS CONCERNING SHARES AND ADSs

          The following table sets forth information concerning transactions in Shares during the past 60 days by IVAX and the Purchaser. The purchase of Shares was effected in a privately negotiated transaction. Neither IVAX nor the Purchaser has purchased or sold any ADSs during the past 60 days. This Schedule does not reflect any purchases of Shares or ADSs made in the Initial Tender Offer.


                                    Shares

                                       Type of
  Trade Date      # of Shares        Transaction            Price
  ----------      -----------        -----------            -----
July 16, 2001        30,000           Purchase        Ch$786.25 per Share

                                                                         ANNEX I


             PROCEDURES FOR TENDERING SHARES IN THE CHILEAN OFFER

       U.S. holders of Remaining Shares may tender Remaining Shares into the Chilean Offer. The Chilean Offer is made pursuant to the system established by the Bolsa de Comercio de Santiago (the "Santiago Stock Exchange") and approved by the SVS, denominated Sistema de Ofertas a Firme en Bloque ("System of Firm Offers"). Under this system each acceptance is registered by book-entry and, on the Expiration Date, tendered Remaining Shares will be immediately accepted for payment. Stockbrokers of the Santiago Stock Exchange participate as intermediaries in this system. Defined terms herein have the meaning set forth in the U.S. Offer to Purchase, unless otherwise indicated.

       Acceptance orders can be registered in the book of acceptance orders between 9:30 a.m. of the business day following the filing of the tender offer in the Santiago Stock Exchange until 6:30 p.m,. except for the Expiration Date, when Remaining Shares must be tendered by 5:30 p.m.

       Acceptance orders of Remaining Shareholders can be withdrawn, in whole or in part, at any time during the term of the Chilean Offer.

       To accept the Chilean Offer, Remaining Shareholders must tender their Remaining Shares to a stock broker of the Santiago Stock Exchange.

       The tendered Remaining Shares must be registered in the name of the accepting Shareholder, be fully paid and free and clear of liens, pledges and encumbrances.

Documents Required to Tender into the Chilean Offer.

       A Remaining Shareholder who is an individual and who wishes to tender into the Chilean Offer must deliver the documents, and fulfill the requirements required by the stockbroker of the Santiago Stock Exchange chosen by such Remaining Shareholder to act as their intermediary. Following is a list of documents and/or requirements which are customarily required by Chilean stock exchanges:

       (i) Titulo(s) for the Remaining Shares that are being offered, if they are in his (her) possession, together with a certificate issued by the shares division of the Company or by the Deposito Central de Valores (the "DCV"), as the case may be, evidencing the total number of shares owned by the Shareholder, the number of Remaining Shares whose certificates are in the custody of the Company, the number of Remaining Shares that are Remaining Shares of first issue, and indicating the liens or encumbrances that affect the Remaining Shares;

       (ii) show his (her) identity card or other document providing evidence thereof and deliver to the same stock broker of the Santiago Stock Exchange a photocopy of that document, signed by the offering Shareholder, which photocopy shall remain in the possession of such stock broker;

       (iii) in the event he (she) acts through a representative, show and deliver to the same stock broker of the Santiago Stock Exchange a copy of the power of attorney in effect with sufficient representative authority executed or authorized before a notary public in Chile;

       (iv) deliver, duly executed by the tendering Shareholder, the relevant document of transfer of Remaining Shares, where the Shareholder appears as seller and the same stock broker of the Santiago Stock Exchange as the purchaser;

       (v) fill out the Client's Record File, in accordance with the instructions issued by the SVS, and execute a document of entrance into custody; and

       (vi) deliver all the additional information that may be required in order to evidence the authority and capacity of the offering Shareholder to transfer the Remaining Shares.

     The Remaining Shareholders that are legal entities and that wish to tender into the Chilean Offer must:

       (i)    comply with paragraphs (i), (ii), (v) and (vi) above;

       (ii) show the identity card or other document providing evidence thereof of the legal representative and deliver to a stock broker of the Santiago Stock Exchange a photocopy of such document, signed by the legal representative, which shall remain in the possession of such stock broker; and

       (iii) show and deliver to the same stock broker of the Chilean Stock Exchange a copy of the by-laws of the tendering entity, and the power of attorney of the legal representative in force with sufficient representative authority, executed or authorized before a notary public in Chile.

     Facsimile copies of the Form of Acceptance and the ADS Letter of Transmittal, properly completed and duly signed, will be accepted. Completed Forms of Acceptance, accompanied by Titulo(s), a duly signed Traspaso indicating the number of Remaining Shares, but with the date left in blank and a power of attorney to complete the Traspaso and all other documents of title and transfer, should be delivered to the Receiving Agent at the addresses set forth below.
The ADS Letter of Transmittal, ADRs for the Remaining ADSs and any other required documents should be sent by each holder of the Remaining ADSs or his or her broker, dealer, commercial bank, trust company or other nominee to the Receiving Agent at the addresses set forth below.




                   The Receiving Agent for the U.S. Offer is:


                              THE BANK OF NEW YORK


         By Mail:                             Facsimile Transmission:                       By Hand or
                                         (for Eligible Institutions Only)               Overnight Courier:
                                                (212) 815-6213

   The Bank of New York                                                                   The Bank of New York
Tender & Exchange Department                                                         Tender & Exchange Department
      P.O. Box 11248                                                                       101 Barclay Street
  Church Street Station                                                                Receive and Deliver Window
 New York, NY 10286-1248                  Fax Confirmation Telephone:                      New York, NY 10286
                                                 (212) 815-6156



     Questions or requests for assistance or additional copies of this U.S. Offer to Purchase, the Form of Acceptance, the ADS Letter of Transmittal and the ADS Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone numbers set forth below. A holder of Remaining Shares and/or Remaining ADSs also may contact his or her broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.


                  The Information Agent for the U.S. Offer is:


                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free:  (800) 758-5880